Exhibit 4.63

Dated 25th February, 2022

ARTEMIS LEASE 01 LIMITED
as Owner

- and –

PARTNER MARINE CO.
as Charterer

BAREBOAT CHARTER AGREEMENT

in respect of
one (1) 179,213 DWT Capesize Bulk Carrier m/v PARTNERSHIP
with IMO No. 9597848

	Index

Clause		Page
1	Definitions and Interpretation	3
2	Agreement to Charter	17
3	Conditions Precedent	18
4	Delivery, Acceptance and Title	19
5	Extent of Owner’s Liability	20
6	Charter Hire	20
7	Payments, Interest and Calculations	23
8	Costs and Indemnities	24
9	Taxation	28
10	Representations and Warranties	29
11	General Undertakings	35
12	Registration, Possession and Sub-Chartering	38
13	Operation and Maintenance	39
14	Reports	44
15	Insurance	45
16	Loss, Damage and Compensation	47
17	Minmum Value Clause	49
18	Charterer’s Events of Default	49
19	Owner’s Rights Following a Charterer’s Event of Default	52
20	Owner Events of Termination and Charterer’s Rights	54
21	Option to Purchase and Early Termination	55
22	Transfer of Title to Vessel	58
23	Costs and Expenses	59
24	Notices	59
25	Assignment	60
26	Seller’s Credit	60
27	Counterparts	61
28	Governing Law	61
29	Enforcement	61
30	Miscellaneous	61

Schedules		64

THIS BAREBOAT CHARTER AGREEMENT (this “Agreement”) is made on ___ February 2022

BETWEEN

(1)
ARTEMIS LEASE 01 LIMITED, a corporation organised and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Owner”); and

(2)
PARTNER MARINE CO., a company duly incorporated and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Charterer”).

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (inclusive of the Schedules attached hereto), unless the context otherwise requires the following words and expressions shall have the following meanings:

“Acknowledgement and Consent” means acknowledgement and consent issued by the Charterer and the Guarantor respectively to assignment of Charter Hire BBC (Step-in-Right) and Guarantee substantially in the form attached hereto as Schedule 5.

“Affiliate” means, in relation to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting rights, by contract or otherwise.

“Anti-Social Forces” means;-
(a)	an organized crime syndicate;
(b)	a member of any organized crime syndicate;
(c)	an ex-member of any organized crime syndicate who left the syndicate less than five (5) years ago;
(d)	a quasi-member of any organized crime syndicate;
(e)	an entity affiliated with any organized crime syndicate;
(f)	a sokaiya corporate racketeer;
(g)	a blackmailer pretending to be a social movement activist;
(h)	an organized crime syndicate specialized in intellectual crime;
(i)	any entity or individual similar to any of above Item (a) through Item (h);
(j)	a person who is deemed to be controlled by a person who falls under any of above Item (a) through Item (i) (any such person, a “Member or Affiliate of a Criminal Syndicate”);
(k)	a person whose management is deemed to be substantially involved with a Member or Affiliate of a Criminal Syndicate;
(l)	a person who is deemed to utilize a Member or Affiliate of a Criminal Syndicate in order to pursue unlawful interests for itself or any third party or to inflict damage upon any third party;
(m)	a person who is deemed to provide funding or other support to a Member or Affiliate of a Criminal Syndicate; or

(n)
an officer or other person substantially engaged in the management of the business of the Charterer, Guarantor or Owner (as applicable) who has a socially unacceptable relationship with a Member or Affiliate of a Criminal Syndicate;

(o)	Prohibited Person; or
(p)	owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person.

“Applicable Law” means any laws, regulation, consent, regulatory requirement, judgment, order or direction or any other act of any Government Entity of Japan, the United Kingdom, the Republic of the Marshall Islands or Singapore and, in relation to any other jurisdiction, any law, regulation, consent, regulatory requirement, judgement, order or direction or any other act of any Government Entity of such jurisdiction with which the Owner, the Charterer, any Approved Manager or the Guarantor is required to comply (whether or not having the force of law but, if not, with which it would, in the normal course of its business, comply and which would be generally applicable to such persons); applicable Law, for avoidance of doubt, includes Environment Law and Global Climate legislation.

“Approved Flag” means the Marshall Islands flag or any other flag jurisdiction reasonably approved by the Owner, such approval not to be unreasonably withheld or delayed).

“Approved Manager” means

(a)	V.Ships Limited, a corporation incorporated and existing under the laws of Cyprus whose registered office is at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus; or

(b)
Seanergy Management Corp., a corporation incorporated in the Republic of the Marshall Islands, with registered address at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands; or

(c)
Seanergy Shipmanagement Corp., a corporation incorporated in the Republic of the Marshall Islands, with registered address at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands; or

(d)
Fidelity Marine Inc., a corporation incorporated in the Republic of the Marshall Islands, with registered address at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands; or

such other technical, crew and/or commercial manager reasonably acceptable to the Owner, provided, that in the event the Charterer wishes to change to a manager not named above, notice shall be provided to Owner in advance and approval sought before the Charterer shall be entitled to change manager (such approval not to be unreasonably withheld or delayed).

“Approved Valuers” means VesselValue Ltd., Simpson, Spence and Young and any other reputable and independent ship brokers that may be appointed by the Charterer, with the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed).

“Assignment of Insurance” means an assignment by the Charterer and the Owner to the Lender of Hull & Machinery and War Risks insurances in respect of the Vessel in such terms and conditions satisfactory to the Lender.

“Base Rate” means the SOFR / Lookback or such other rate adopted for determination or calculation of the Interest Rate pursuant to the terms of this Agreement.

“Break Costs” means any loss (including loss of margin or spread of interest) or cost or expense in excess of any interest incurred by the Lender, which the Lender shall certify as sustained or incurred by it as a consequence of (i) any default in payment by the Charterer of any sum under this Agreement or any of the Security Documents when due, (ii) any occurrence of any Charterer’s Event of Default (provided that such Break Costs have arisen by reason of action or omission of the Charterer or other causes not attributable to the Owner or the Lender).

“Business Day” means a day on which commercial banks are open for regular banking business in Tokyo, New York, London and Athens.

“Charter Hire” means the daily charter hire payable in accordance with Clause 6 (Charter Hire).

“Charter Protocol of Delivery and Acceptance” means a certificate in substantially the form set out in Schedule 2 (Form of Charter Protocol of Delivery and Acceptance).

“Charterer’s Event of Default” means any event or circumstance described in Clause 18 (Charterer’s Events of Default).

“Classification Society” means American Bureau of Shipping or any other classification society that is a member of the International Association of Classification Societies.

“Cancellation Date” means 16 March 2022 or such other date as the Owner and the Charterer may agree in writing.

“Delivery” means the delivery of the Vessel from the Owner as owner to the Charterer as bareboat charterer in accordance with the provisions of this Agreement.

“Delivery Date” means the Business Day on which the Owner shall deliver the Vessel to the Charterer and the Charterer shall accept the Vessel from the Owner under this Agreement.

“Delivery Date under the MOA” means the day when the Owner shall accept the delivery and obtain the title of the Vessel under the MOA.

“Document of Compliance” has the meaning given to it in the ISM Code.

“Dollar Account” means the Chugoku Bank, Ltd., SF Center Branch, ARTEMIS LEASE 01 LIMITED U.S. Dollar Ordinary Account NO. 1341612.

“Dollars”, “$” and “US$” mean the lawful currency, for the time being, of the United States of America.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)
any release, emission, spill or discharge on the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel;

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Charterer, any Permitted Sub-charterer and/or any operator or manager (including any Approved Manager) of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where the Charterer, any Permitted Sub-charterer and/or any operator or manager of the Vessel (including any Approved Manager) is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to pollution or protection of the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material and any law, rule or international convention that shall oblige the shipowners, bareboat charters and/or ship managers to take certain measures to protect environment and/ or to prevent or improve pollution or other environment detriment.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Environmental Licence” means any authorisation required at any time under Environmental Law.

“Excluded Payments” means all the right, title and interest of the Owner in and in respect of (i) any amounts payable under Clauses 8 (Costs and Indemnities), 9 (Taxation) and 23 (Costs and Expenses) or any other indemnities and similar amounts payable by the Charterer under this Agreement in respect of which there is no corresponding payment obligation between the Owner and the Lender under the Loan Agreement and (iii) any interest, overdue interest, currency indemnity or other amounts payable by the Charterer hereunder which are calculated on or by reference to any of the foregoing amounts.

“FATCA” means:

(a)	Sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a finance document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Global Climate Legislation” means law, rule, treaty or international convention enacted or to be hereafter enacted for the purpose of protecting detriment of global climate environment and/or to prevent detriment of global climate environment such as to reduce Co2 emission and/ or other harmful material and/ or to prevent or mitigate increase of global temperature.

“GAAP” means generally accepted accounting principles in the US.

“Government Entity” means and includes (whether having distinct legal personality or not) (i) any national government or local jurisdiction; (ii) any administrative body or agency of any entity referred to in (i) above; (iii) any association, organisation or institution (international or otherwise) of which any entity mentioned in (i) above is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant and (iv) any entity (whether public or private) from time to time charged with the collection or imposition of Taxes.

“Guarantee” means the performance guarantee issued by the Guarantor to secure the performance, debts, obligations, undertakings, agreements and liabilities of the Charterer under this Agreement.

“Guarantor” means SEANERGY MARITIME HOLDINGS CORP. of the Republic of Marshall Islands.

“Hire Calculation Period” means three (3) months duration as more specifically;-

the successive periods for the calculation of the interest component to be accrued on the Owner’s Cost hereunder of each three-month period or such other duration or durations as the Owner may determine from time to time with prior consultation with the Charterer,  in the case of the 1st Hire Calculation Period, the period commencing on the Delivery Date and ending on the 1st Payment Date, and in the case of subsequent Hire Calculation Periods, the periods commencing on a Payment Date and ending on the next following Payment Date; provided that (x) if the last day of any Hire Calculation Period is not a Business Day, that Hire Calculation Period shall be ended on the next following Business Day unless such next following Business Day falls in the next calendar month in which event that Hire Calculation Period shall be ended on the last preceding Business Day and (y) the last Hire Calculation Period shall be such a period commencing upon the expiry of the immediately preceding Hire Calculation Period and ending on the final Payment Date.

“Hire Period” means a period of eight (8) years (unless the Agreement is terminated earlier in accordance with the terms hereof) commencing on the Delivery Date.

“Interest Component” has the meaning ascribed to such term in Clause 6.1A II.

“Interest Period” means three (3) months duration as more specifically;-

each three-month period or such other duration or durations as the Lender may determine from time to time with prior consultation with the Owner and the Charterer, in the case of the 1st Interest Period, the period commencing on the Drawdown Date and ending on the 1st Payment Date, and in the case of subsequent Interest Periods, the periods commencing on a Payment Date and ending on the next following Payment Date; provided that (x) if the last day of any Interest Period is not a Business Day, that Interest Period shall be ended on the next following Business Day unless such next following Business Day falls in the next calendar month in which event that Interest Period shall be ended on the last preceding Business Day and (y) the last Interest Period shall be such a period commencing upon the expiry of the immediately preceding Interest Period and ending on the final Payment Date).

“Interest Rate” means the annual rate of interest which is conclusively certified by the Lender to the Owner to be the following:

the aggregate of (i) the Margin and (ii) the Base Rate,

provided that in the case that any Base Rate prescribed above is not available to the Lender, such per annum rate reasonably determined by the Lender shall be used as the Base Rate.

“Insolvency Proceedings” means (i) bankruptcy proceedings under the bankruptcy laws of any country having jurisdiction over the Charterer or the Guarantor or their respective assets (the “Relevant Country”), (ii) corporate reorganization proceedings under the corporate reorganization laws of the Relevant Country, (iii) corporate rehabilitation proceedings under the corporate rehabilitation laws of the Relevant Country, (iv) special conciliation proceedings under special conciliation law of the Relevant Country, (v) special liquidation under the commercial code of the Relevant Country, (vi) proceedings equivalent or similar to any of the foregoing under any applicable law of other jurisdiction, (vii) any other proceedings in order to liquidate, wind up or dissolve a corporation, or cause or negotiate reduction, moratorium or rescheduling of debts of a corporation or otherwise remedy, solve or dispose of a corporation (or its business) in insolvency, under any other applicable law of the Relevant Country law or any applicable law of other jurisdiction.

“Indemnitee” shall have the meaning given to it in Clause 8 (Costs and Indemnities).

“Insurances” means, in relation to the Vessel:

(a)
all policies and contracts of insurance, including certificate of entries of the Vessel in any protection and indemnity or war risks association, effected in relation to the Vessel or otherwise in relation to the Vessel whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“KYC Documents” means such documents as the Owner deems appropriate (in principal) issued by any relevant authority to identify (i) the Charterer, (ii) the Guarantor, (iii) any party to the Security Documents as the Owner deems necessary, (iv) intermediate and ultimate shareholder or substantially and ultimately controlling person, and directors and officers, of the entities described in (i),(ii) and (iii) above, and such other documents which the Owner requires.

“Lender” means The Chugoku Bank, Ltd. of Okayama City, Okayama Prefecture, Japan or its assignee, transferee or successors in whole or in part.

“Licenses” means all the approvals, licenses, permission, waivers, non-objection (in terms of the policy or otherwise) and reporting (including ex post facto filing of the commencement of vessel leasing business as required under the Marine Transportation Act (kaijyo unsoho) of Japan, in the case of the Owner) to, the relevant government authorities and central bank of any relevant country necessary (now or at any time hereafter during the Hire Period) for validity, enforceability, legality, admissibility in evidence and, performance by the Owner and the Charterer of this Agreement and the Security Documents and the Guarantor of the Guarantee  and exercise and enjoyment by the Owner of its rights, title, interest and benefit under this Agreement under the Security Documents, registration of the Vessel under the Marshall Islands flag and operation of the Vessel, and all matters herein and therein contemplated.

“Lien” means:

(a)
any mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation, assignment or security interest of any kind securing any obligation of any person, any right or claim of any person or any type of preferential arrangement (including, without limitation, any conditional sale, title transfer and/or retention arrangements having a similar effect); and

(b)	any arrangement or transaction entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, to:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased or chartered to or re-acquired by the Charterer;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having an equivalent effect.

“Loan” means USD 21,300,000 to be made available to the Owner by the Lender pursuant to the Loan Agreement to enable the Owner to purchase the Vessel.

“Loan Agreement” means the Loan Agreement dated on or about the date of this Agreement and made between, inter alios, the Owner as borrower and The Chugoku Bank, Ltd. as Lender relating to a loan in Dollars to be made available to the Owner to assist in funding the purchase of the Vessel.

“Margin” means two point nine zero percent (2.90%) per annum.

“Major Casualty” means any casualty to the Vessel in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds US$1,500,000 (or the equivalent in any other currency).

“Management Agreement” means any commercial, crew and technical management agreement entered into from time to time between an Approved Manager and the Charterer.

“Manuals and Technical Records” means all manuals, handbooks, drawings and documentation that are required to be maintained under Applicable Laws or that are available on board the Vessel in compliance with the laws and regulations of the Approved Flag.

“Market Value” means the valuation of the Vessel by Simpson, Spence Young, or, to (i) the extent required by the Owner or (ii) in the event of a Charterer Event of Default, the average of the valuations of the Vessel obtained from two of the Approved Valuers.

“MARPOL” means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and includes any amendments or extensions of it and any regulation issued pursuant to it.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Charterer, the Guarantor or the Owner; or

(b)	the ability of the Charterer, the Guarantor, or the Owner to perform its obligations under the Relevant Documents to which it is a party; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any security interests granted or purporting to be granted pursuant to any of the Relevant Documents; or

(d)	the purchase, operation, management and sale of the Vessel in accordance with the Relevant Documents.

“MOA” means a Memorandum of Agreement dated herewith and made between the Sellers, as an affiliate of the Charterer as seller and the Owner as buyer for the sale and purchase of the Vessel at the purchase price of USD 36,100,000 of which USD 14,800,000 has been agreed deferred pursuant to the terms of the Sellers’ Credit Deed.

“Mortgage” means the First Preferred Marshall Islands Ship Mortgage in favour of the Lender pursuant to the terms of the Loan Agreement and the security documents as therein defined.

“Original Financial Statements” means the audited consolidated financial statements of the Charterer and the Guarantor for its respective financial year ended December 31, 2020.

“Overdue Interest” means in respect of any payment due under this Agreement which is not paid on its due date a rate of 2% per cent p.a. above the Margin.

“Owner’s Cost” means US$ 21,300,000 or as the context requires, the outstanding amount  upon amortization as presented in Schedule 6 hereto.

“Owner Event of Termination” means any event or circumstance described in Clause 20 (Owner Events of Termination and Charterer’s Rights).

“Owner Lien” means with respect to the Vessel, any Lien or disposition of title arising as a result of:

(a)	any claims against, or any act or omission of, the Owner which in any such case is not related to or contemplated by any of the Relevant Documents or any transactions contemplated thereby;

(b)	any act or omission of the Owner, which constitutes a breach by the Owner of any of the terms of any of the Relevant Documents; or

provided that (i) it is acknowledged for the purposes of this Agreement that a Lien created or caused by a party to the Relevant Documents other than the Owner will not constitute an Owner Lien, (ii) none of the events referred to above shall constitute an Owner Lien, if and to the extent the same would not be created or caused or arise but for any Charterer’s Event of Default and (iii) none of the events referred to above shall constitute an Owner Lien, if and to the extent the same is not created or caused by, or arise from, any cause or event for which the Owner shall not be responsible under this Agreement.

“Payment Date” means the following successive quarterly dates; - the 1st Payment Date shall be the date of the third month after (and, for avoidance of doubt, such day being the numerically corresponding day of the third month after the Delivery Date) the Delivery Date and the 2nd and all subsequent Payment Dates shall be the corresponding dates of every three months thereafter.

provided that (i) the final Payment Date shall be the 8th anniversary of the Delivery Date, and (ii) if any such Payment Date is not a Business Day, the immediately succeeding Business Day shall be such Payment Date (unless such succeeding Business Day falls within the next calendar month, in which event such Payment Date shall be the immediately preceding Business Day) except in the case of the final Payment Date is not a Business Day, the immediately preceding Business Day shall be the final Payment Date, and (iii) in the event that any Payment Date shall be altered by reason of it not falling on a Business Day or otherwise, the next Payment Date and subsequent Payment Dates shall not be altered thereby.

“Permitted Lien” means with respect to the Vessel, title thereto or any interest therein:

(a)	the rights of other persons under agreements or arrangements to the extent permitted by the terms of Clause 12 (Registration, Possession and Sub-Chartering) or Clause 13 (Operation and Maintenance);

(b)	any Owner Lien;

(c)	the respective rights of the Owner and the Charterer created by or pursuant to the Relevant Documents, and any Lien in favour of any such person created by or pursuant to, the Relevant Documents;

(d)	Liens for salvage; and

(e)
Liens on the Vessel for disbursement incurred in the ordinary course of trading, operation, repair or maintenance and any other Lien arising by operation of law (except for Liens referred to in the previous paragraphs of this definition), provided such Liens are discharged within thirty (30) days of their creation (or such longer period as the Owner may reasonably agree).

“Permitted Sub-charter” means any demise charter or time, voyage or consecutive voyage charter or any other employment in respect of the Vessel entered into or to be entered into by the Charterer and a Permitted Sub-charterer.

“Permitted Sub-charterer” means, in relation to the Vessel any present or future sub-charterer to enter into a Permitted Sub-charter with the Charterer.

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Published Rate” has the meaning ascribed to such term in Clause 6.1B (Unavailability or changes to reference rates).

“Published Rate Replacement Event” has the meaning ascribed to such term in Clause 6.1B (Unavailability or changes to reference rates).

“Purchase Option Date” means the date falling , in the case of the first Purchase Option Date, on the 8th Payment Date, in the case of the second Purchase Option Date, on the 12th Payment Date, in the case of the third Purchase Option Date, on the 16th Payment Date, in the case of the fourth Purchase Option Date, on the 20th Payment Date, in the case of the fifth Purchase Option Date, on the 24th Payment Date, in the case of the sixth Purchase Option Date, on the 28th Payment Date, and in the case of the seventh Purchase Option Date (the final Payment Date), on the 32th Payment Date, anniversary of the Delivery Date.

“Purchase Option Price” means:

(a)	in respect of the first Purchase Option Date, US$31,980,400 (being US$17,180,400 net of Sellers’ Credit);

(b)	in respect of the second Purchase Option Date, US$29,140,000 (being US$14,340,000 net of Sellers’ Credit);

(c)	in respect of the third Purchase Option Date, US$26,776,000 (being US$11,976,000 net of Sellers’ Credit);

(d)	in respect of the fourth Purchase Option Date, US$24,412,000 (being US$9,612,000 net of Sellers’ Credit);

(e)	in respect of the fifth Purchase Option Date, US$22,024,000 (being US$7,224,000 net of Sellers’ Credit);

(f)	in respect of the sixth Purchase Option Date, US$19,612,000 (being US$4,812,000 net of Sellers’ Credit); and

(g)	in respect of the seventh Purchase Option Date (the final Payment Date), US$17,188,000 (being US$2, 388,000 net of Sellers’ Credit).

“Quoted Tenor” shall have the meaning ascribed to such term in Clause 6.1B (Unavailability or changes to reference rates).

“Relevant Authority” means any relevant authority of the Republic of Marshall Islands or any other jurisdiction or country having jurisdiction over the Charterer or the Vessel.

“Relevant Documents” means:

(a)	this Agreement, together with the Charter Protocol of Delivery and Acceptance;

(b)	the MOA, together with the Bill of Sale;

the Security Documents; and

(c)	any other document designated as such by the Charterer and the Owner.

“Relevant Nominating Body” shall have the meaning ascribed to such term in Clause 6.1B (Unavailability or changes to reference rates).

“Reference Rate” means, in relation to any Owner’s Cost:

(a)	the applicable SOFR / Lookback; or

(b)	as otherwise determined pursuant to Clause 6.1B (Unavailability or changes to reference rate),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Replacement Reference Rate” has the meaning ascribed to such term in Clause 6.1(B) (Unavailability or changes to reference rates).

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctions” means any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by Greece, Japan, the United States, the United Nations Security Council, the European Union, the United Kingdom and/or the Republic of Marshall Islands.

“Sanctions Authority” means U.S.A., Japan, Greece, UK, EU, and UN.

“Sanctioned Person” means any person, vessel or aircraft: (a) listed on, and/or targeted by, any Sanctions; (b) resident, operating, or organised under the laws of, a comprehensively Sanctioned country or territory; or (c) who is directly or indirectly owned or controlled by any such person or person(s).

“Security Documents” means:

(a)	the Assignment of Insurance;

(b)	the Acknowledgement and Consent;

(c)	the Performance Guarantee;

(d)	the Seller’s Credit Deed; or

(e)	any other document designated as such by the Owner and the Charterer.

“Seller” means Partner Shipping Co. Limited of Malta, registered as a Foreign Maritime Entity under the laws of the Republic of the Marshall Islands in its capacity as seller under the MOA.

“Sellers’ Credit” means the US$ 14,800,000 seller’s credit, which carries no interest, as set out in the seller’s credit deed dated even date herewith between the Seller as lender and the Owner as borrowers.

“Settlement Date” shall have the meaning given to it in Clause 16 (Loss, Damage and Compensation).

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“SOFR / Lookback” means; such rate calculated in the formula of;

the daily cumulative compounded value of SOFR for the relevant Interest Period calculated  using the method of referring to the confirmed value published by Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) as SOFR as of the Value Date on the US Government Securities Business Day immediately succeeding the Value Date ÷ Number of days during the relevant Interest Period * 360 (rounded off to the fifth decimal places), provided that a Non-US Government Securities Business Day in an Interest Period shall not be included for compound calculation.

“Value Date” means in relation to any Interest Period for which an interest rate is to be determined, ten (10) US Government Securities Business Days before the last day of that Interest Period.

“Stipulated Loss Value” means, with respect to any date, the amount in Dollars computed and payable as provided in Schedule 4 (Stipulated Loss Value) with reference to such date.

“Tax” shall have the meaning given to it in Clause 9 (Taxation) and “Taxes” and “Taxation” shall be construed accordingly.

“Tax Indemnitee” shall have the meaning given to it in Clause 9 (Taxation).

“Tax Residence” means, in relation to any person, the jurisdiction in which that person is principally resident for the purposes of paying Tax in relation to its capital or income, but, in relation to the Owner does not include any jurisdiction in which the Owner is resident for the purposes of paying Tax in relation to its capital or income only because:

(a)	the Owner has entered into the transactions contemplated by this Agreement; or

(b)	the Charterer has been grossly negligent or has wilfully defaulted in its obligations under this Agreement.

“Termination Date” means the date on which the Hire Period is to terminate or, as the context may require, terminates.

“Termination Value” means, with respect to any date, the amount in Dollars, computed and payable as provided in Schedule 3(Termination Value) with reference to such date.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Loss” means with respect to the Vessel any of the following events:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire.

“Total Loss Date” means in relation to a Total Loss:

(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earliest of:

(i)	the date on which a written notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Charterer or the Owner with the insurers in which the insurers agree to treat the Vessel as a total loss.

“US Government Securities Business Day” means any day other than:

(a)          a Saturday or a Sunday; and

(b)          a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“Non-US Government Securities Business Day” means a day which is not a US Government Securities Business Day.

“US Tax Obligor” means

(a)          a person which is resident for tax purposes in the US; or

(b)          a person some or all of whose payments under this Agreement are from sources within the US for US federal income tax purposes.

“Vessel” means the 179,213 DWT Capesize Bulk Carrier M/V PARTNERSHIP with IMO number 9597848, including the Vessel’s equipment and where the context permits, any reference to the Vessel shall include the Manuals and Technical Records.

1.2	Clause headings and the table of contents are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Agreement.

1.3	In this Agreement, unless the context otherwise requires:

(a)	references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules;

(b)
references to (or to any specified provision of) this Agreement, any other Relevant Document or any other document shall be construed as references to (or to any specified provision of) this Agreement, that other Relevant Document or that other document as in force for the time being and as from time to time amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement, that other Relevant Document or that document, required to be obtained as a condition to such amendment being permitted) the prior written consent of any the relevant party to such Relevant Document or any combination of them;

(c)
references to a “regulation” include any present or future regulation, rule, official directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity or supra-national authority;

(d)	words importing the plural shall include the singular and vice versa and words importing a gender shall include every gender;

(e)	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons or any Government Entity;

(f)
references to any act, statute, ordinance or enactment shall be deemed to include references to such act, statute, ordinance or enactment as re-enacted, amended, extended, consolidated or replaced and any orders, decrees, proclamations, regulations, instruments or other subordinate legislation made and in force from time to time thereunder;

(g)	reference to any person shall be construed so as to include its successors, permitted transferees and permitted assigns;

(h)	a Charterer’s Event of Default is “continuing” if it has not been remedied or it has not been waived; and

(i)	reference to a party is to a party to this Agreement.

2	AGREEMENT TO CHARTER

The Owner shall let to the Charterer and the Charterer shall take the Vessel on bareboat charter, upon and subject to the terms and conditions of this Agreement, for the Hire Period.

3	CONDITIONS PRECEDENT

3.1	The respective obligations of the Owner to let the Vessel and of the Charterer to take the Vessel on charter, under this Agreement, are subject to the respective conditions that:

(a)
prior to the Delivery Date, the Owner shall have received the documents specified in Section 1 of Part A of Schedule 1 (List of Documents and Evidence) and the Charterer shall have received the documents specified in Part B of Schedule 1 (List of Documents and Evidence); and

(b)	on the Delivery Date, the Owner shall have received the documents specified in Section 2 of Part A of Schedule 1(List of Documents and Evidence),

in each case in form and substance satisfactory to the Owner and/or the Charterer (both acting reasonably).

3.2
The Charterer and the Owner shall each use all reasonable endeavours to obtain and procure the issuance and execution of the documents, opinions and certificates which are to be obtained by the Owner and the Charterer respectively referred to in Part A and B of Schedule 1 (List of Documents and Evidence) prior to or on the Delivery Date.

3.3	The obligation of the Owner to charter the Vessel to the Charterer under this Agreement is subject to the further conditions that:

(a)
the representations and warranties in Clause 10 (Representations and Warranties) hereof shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

(b)
the representations and warranties given by the Guarantor in clause 11 (Representations and Warranties) of the Guarantee shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

(c)	no Charterer’s Event of Default shall have occurred and be continuing or would arise by reason of the Delivery taking place;

(d)	no event (including without limitation, any outstanding litigation) shall have occurred which would have a Material Adverse Effect;

(e)	Delivery shall have occurred on or prior to the Cancellation Date (unless otherwise agreed by the Owner and the Charterer); and

(f)	all of the documents received by the Owner as contemplated in Clause 3.1 are in full force and effect.

3.4	The obligation of the Charterer to take the Vessel on charter under this Agreement is subject to the further conditions that:

(a)
the representations and warranties of the Owner in Clause 10 (Representations and Warranties) hereof shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when Delivery takes place;

(b)	no Owner Event of Termination shall have occurred and be continuing or would arise by reason of the Delivery taking place; and

(c)	delivery of the Vessel from the Sellers to the Owner under the MOA shall have occurred.

3.5
The conditions specified in Part A of Schedule 1 (List of Documents and Evidence) and Clause 3.3 may be waived in whole or in part and with or without conditions by the Owner, on or before Delivery and the conditions precedent in Part B of Schedule 1 (List of Documents and Evidence) and Clause 3.4 may be waived in whole or in part and with or without conditions by the Charterer on or before Delivery, in either case without prejudicing their respective rights to require fulfilment of such conditions (if such conditions are capable of later fulfilment) in whole or part at any time thereafter. Upon delivery of the Vessel from the Sellers to the Owner under the MOA, all conditions precedent shall automatically be deemed waived without conditions and this Agreement shall be in full force and effect.

4	DELIVERY, ACCEPTANCE AND TITLE

4.1	Title to the Vessel

(a)
Title to the Vessel shall pass to the Owner on the Delivery Date under the MOA (the exact timing of which as further set out in the Protocol of Delivery and Acceptance) and remain vested in the Owner after the Delivery Date pursuant to the terms of this Agreement and the MOA.

(b)
From the Delivery Date and throughout the Hire Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterer and under its complete control in every respect.

4.2
Simultaneously with the transfer of title to the Vessel by the Seller to the Owner under the MOA, the Vessel shall be deemed, without any further act by the Charterer or the Owner, to have been delivered to the Charterer by the Owner and, subject to the terms of this Agreement, accepted by the Charterer for the purposes of this Agreement and the Hire Period shall commence. To evidence such delivery, the Charterer shall thereupon execute and deliver the Charter Protocol of Delivery and Acceptance to the Owner.

4.3
The Owner and the Charterer acknowledge that the condition, quality, suitability and fitness for purpose of the Vessel at Delivery shall be the sole responsibility of the Charterer, and (subject to Clauses 3.1, 3.3, and 3.4) once Delivery shall have occurred pursuant to Clause 4.2, the Owner shall not be entitled for any reason whatsoever to refuse to deliver, and the Charterer shall not be entitled for any reason whatsoever to refuse to accept delivery of, the Vessel or to refuse to execute and deliver the Charter Protocol of Delivery and Acceptance for the Vessel.

4.4
If, for any reason, the Vessel shall not have been delivered to and accepted by the Charterer in accordance with Clause 4.2 on or before 11:59 p.m. (Tokyo time) on the Cancellation Date or such later time as the Owner and the Charterer may agree in writing, then this Agreement shall be deemed nil and void without any further liability between the parties.

5	EXTENT OF OWNER’S LIABILITY

The Charterer expressly agrees and acknowledges that the Vessel is chartered by demise to the Charterer hereunder on an “as is, where is” condition and that no condition, warranty or representation of any kind, express or implied, is or has or shall be deemed to have been given by or on behalf of the Owner in respect of the Vessel, and accordingly the Charterer confirms that, save only as expressly provided in this Agreement, it has not, in entering into this Agreement, relied on any condition, warranty or representation by the Owner, express or implied, whether arising by law or otherwise in relation to the Vessel, including, without limitation, warranties or representations as to the description, merchantability, fitness or suitability for any particular use or purpose, value, seaworthiness, condition, design, manufacture or operation of any kind or nature of the Vessel, or as to the absence of any latent or other defects whether or not discoverable, or as to the absence of any infringement of any patent, trademark or copyright, or as to the absence of any obligations based on strict liability in tort, and the benefit of any such condition, warranty or representation by the Owner is hereby irrevocably and unconditionally waived by the Charterer. No third party making any representation or warranty relating to the Vessel  is the agent of the Owner nor has any such third party authority to bind the Owner thereby. The acceptance by the Charterer of delivery of the Vessel pursuant to Clause 4 (Delivery, Acceptance and Title) shall constitute conclusive proof as between the Owner and the Charterer that the Vessel is in compliance with any requirements of this Agreement, is seaworthy in accordance with the specifications and is in good working order and repair and without defect or inherent or latent defect in title, seaworthiness, condition, design, operation or fitness for use, whether or not discoverable by the Charterer. The Owner shall not be liable for any loss or damage of any kind whatsoever, or any loss of profit, resulting directly or indirectly from any physical defect or alleged physical defect in the Vessel, and the Charterer shall not be entitled to make or assert any claim against the Owner or the Owner with respect to the condition of the Vessel.

At all times during the term Hire Period, the Owner shall have the right to create a mortgage or as the case may be mortgages (securing in total an amount which shall not exceed the total amount of the Purchase Price), over the Vessel in favour of the Lender as mortgagee. In the event that the title of the Vessel is transferred by the Owner to the Charterer in accordance with this Agreement, the Owner shall ensure that the mortgage(s) created pursuant to this Clause be fully and irrevocably discharged. The Owner undertakes and agrees to use its best efforts to procure from its mortgagee a fully executed quiet enjoyment letter in a form reasonably acceptable to Charterer.

6	CHARTER HIRE

6.1	The Charterer shall during the Hire Period pay Charter Hire to the Owner quarterly in arrears on each Payment Date calculated on the number of days which shall elapse during the relevant period.

6.1A	Charter Hire shall be comprised of the aggregate of the following three portions;

I Amortization Component which shall be the amount described in Schedule 6 attached hereto corresponding to the relevant Payment Date;

II Interest Component which shall be the amount equal to interest that would accrue on the Owner’s Cost outstanding from time to time during the relevant Hire Calculation Period at the Interest Rate applicable to that Hire Calculation Period and payable quarterly in arrears on the Payment Date falling at the end of that Hire Calculation Period; and

III Administration cost which shall be an amount of USD 65 per day.

6.1B	Unavailability or changes to reference rates

(A)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, the Interest Component of the Charter Hire shall be calculated on the basis of a Replacement Reference Rate.

(B)	For the purposes of this Clause 6.1B, the following terms shall have the following meanings:

(a)	“Published Rate” means SOFR or the SOFR / Lookback for any Quoted Tenor.

(b)	“Published Rate Replacement Event” means, in relation to a Published Rate:

(i)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(ii)	(intentionally omitted)

(A)	(intentionally omitted)

(x)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(y)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(B)
the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(C)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(iii)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary;

(iv)	in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement; or

(v)
in the opinion of the Lender, that Published Rate is no longer substantially similar to any successor reference rate in respect of the floating rate option of any related Hedging Agreement and any such successor reference rate applicable to the floating rate option of any related Hedging Agreement is not consistent with market practice.

(c)	“Quoted Tenor” means, in relation to SOFR / Lookback, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

(d)
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

(e)	“Replacement Reference Rate” means a reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(1)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(2)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (2) above;

(ii)	in the opinion of the Lender and the Owner, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate;

(iii)	in the opinion of the Lender and the Owner, an appropriate successor to a Published Rate; or

(iv)	in the opinion of the Lender and the Owner, substantially similar to the successor reference rate in respect of the floating rate option of any related Hedging Agreement.

6.2
Following a Total Loss with respect to the Vessel, so long as the Charterer shall have performed its obligations and paid all amounts payable under Clause 16 (Loss, Damage and Compensation) in full, the Charterer’s obligation to pay Charter Hire with respect to the Vessel shall cease in accordance with the provisions of Clause 16 (Loss, Damage and Compensation).

6.3
The Charterer’s obligations to pay Charter Hire and make any other payments in accordance with this Agreement and the other Relevant Documents to which the Charterer is a party shall be “hell and high water basis” and absolute and unconditional irrespective of any circumstance or contingency whatsoever including (but not limited to):

(a)
the unavailability of the Vessel for any reason, including, but not limited to, any invalidity of title or any other defect in the merchantability, fitness for any purpose, condition, design or operation of any kind or nature of the Vessel; or

(b)	the ineligibility, lack of fitness or other defect whatsoever of the Vessel for any particular use or trade, or for want of registration or documentation under any Applicable Laws; or

(c)
subject to Clause 6.2, the occurrence of a Total Loss or any other occurrence including the loss, destruction, confiscation, seizure, requisition of or damage to the Vessel, or the interruption or cessation in or prohibition of the use of possession or enjoyment of the Vessel by the Charterer for any reason whatsoever, unless such interruption or cessation in or prohibition of the use or enjoyment of the Vessel is directly or indirectly caused by the Owner; or

(d)
any failure or delay on the part of any party hereto or to any Relevant Document, whether with or without fault on its part, in performing or complying with any of the terms or covenants under this Agreement or any other Relevant Document; or

(e)
the occurrence of any Charterer’s Event of Default, Owner Event of Termination (unless and until the Termination Date specified in any notice by the Charterer in accordance with Clause 20.2) or any default or any insolvency, bankruptcy, extinction, liquidation, winding-up, reorganisation, reconstruction, arrangement, readjustment or rescheduling of debt, dissolution or similar proceedings by or against any Approved Manager, the Guarantor, the Charterer or any Permitted Sub-charterer; or

(f)	any invalidity or unenforceability of this Agreement or any other Relevant Document; or

(g)
any other cause which but for this provision would or might have the effect of terminating or in any way affecting any obligation of the Charterer hereunder or under any other Relevant Document to which the Charterer is a party; or

(h)	any right of set off, counterclaim, recoupment, defence or similar right (unless and to the extent the exercise of such right is required by law or agreed with the Owner).

7	PAYMENTS, INTEREST AND CALCULATIONS

7.1	All payments to be made by the Charterer under this Agreement or any other Relevant Document shall be made:

(a)	on or before 11:00am Tokyo time on the due date in funds which are for same day settlement and, save as provided herein, without prior demand; and

(b)	in Dollars to the Dollar Account for the account of the Owner to the extent the payment is not an Excluded Payment; and

(c)
if an Excluded Payment, in the currency in which such payment is due for value on the day on which such amount is due to such account or accounts as the Owner shall specify by written notice given to the Charterer, including supporting evidence, prior to the due date for such payment.

7.2
When any payment under this Agreement would otherwise be due on a day that is not a Business Day, the due date for that payment shall be the immediately succeeding Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

7.3
If the Charterer or the Owner fails to pay any sum on its due date for payment under this Agreement, the Charterer or, as the case may be, the Owner, shall pay to the Owner or, as the case may be, to the Charterer, on demand interest on such sum from the due date up to the date of actual payment (as well after as before any relevant judgment) at the Overdue Interest.

7.4
Except as otherwise expressly provided herein, all interest payable under this Agreement shall accrue from day to day and shall be calculated, in respect of any payments due hereunder in any currency, on the basis of the actual number of days elapsed and a 360 day year.

7.5
Any demand for payment in the provisions contained in this Clause 7 (Payments, Interest and Calculations) shall be made in writing, except as otherwise specified, and shall be properly documented and provided to the Charterer.

8	COSTS AND INDEMNITIES

8.1
Subject to the exclusions stated in Clause 8.2, the Charterer agrees to indemnify, protect, defend and hold harmless on an after-tax basis, the Owner (each such person (and each of Charterer and the Guarantor with respect to Clause 8.5) being referred to in this Clause 8 (Costs and Indemnities) as an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, breakages, penalties, claims, injuries, demands, charges (including, without limitation, fuel, oil, port charges, fees and insurance premiums), expenses (including, without limitation, reasonable legal fees or victualing, crew, navigation, manning, operating and freight expenses), costs, actions or suits (whether or not on the basis of negligence (imputed or otherwise), strict or absolute liability or liability in tort) (all of which are collectively referred to as “Claims”) which are suffered by such Indemnitee (unless caused by the Indemnitee’s own actions) resulting from or arising out of the following if and to the extent that the claimant of any such Claim could demand payment from the Owner as well:

(a)
the manufacture, design, structure, delivery, non-delivery, ownership, improvement, overhaul, charter, sub-charter, possession, use, control, maintenance, repair, operation, condition, import, export, storage, registration, negotiation, flagging, modification, alteration, replacement, return, redelivery, transfer or other disposition of the Vessel or loss thereof or damage thereto or relating to loss or destruction of any property or death or injury of or other loss of whatsoever nature suffered by any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters (including, without limitation, as a consequence of latent or other defects in the Vessel, whether or not discoverable);

(b)	any infringement of any patent, trademark, copyright or other intellectual property right whatsoever relating to the Vessel;

(c)
any loss, destruction, confiscation, seizure or requisition of the Vessel or any steps taken by an Indemnitee with a view to the prevention of any of the same (provided that due notice of the taking of such steps is first given to the Charterer in writing); or

(d)
the occurrence of a default by the Charterer in the due and punctual performance of its obligations under this Agreement or any of the other Relevant Documents to which it is a party or the occurrence and continuance of any Charterer’s Event of Default.

8.2	The indemnity in Clause 8.1 shall not extend to any Claim by an Indemnitee:

(a)	which represents ordinary and usual operating or overhead expenses of such Indemnitee other than to the extent such expenses are caused directly by the occurrence of a Charterer’s Event of Default; or

(b)
without prejudice to Clause 8.3 (Costs and Expenses), which relates to legal, accounting or other expenses incurred by such Indemnitee in connection with the negotiation, preparation and execution of any Relevant Document; or

(c)	to the extent such Claim results from or arises out of one or more of the following:

(i)
any express representation or express warranty by such Indemnitee in any Relevant Document being incorrect (except to the extent such incorrectness is caused by or arises out of a Charterer’s Event of Default); or

(ii)
the failure by such Indemnitee (and not by the Charterer, the Guarantor, any Approved Manager or any Permitted Sub-charterer) to perform or observe, or the breach by such Indemnitee (and not by the Charterer, the Guarantor, any Approved Manager or any Permitted Sub-charterer) of, any express undertaking, agreement, covenant or condition in any of the Relevant Documents to be performed or observed by it (other than any such failure is not attributable to a Charterer’s Event of Default); or

(iii)	the fraudulent act, wilful misconduct or gross negligence of such Indemnitee under or in connection with the Relevant Documents; or

(iv)
a disposition by such Indemnitee of all or any part of such Indemnitee’s interest in the Vessel or the Relevant Documents, other than in accordance with the terms of, or made or arising in connection with any enforcement of, the Relevant Documents; or

(v)
acts or events which occur after the earlier of (a) the redelivery of the Vessel to the Owner pursuant to, and in full compliance with this Agreement, or (b) the sale, assignment, transfer or other disposition of the Vessel by the Owner, other than to the Charterer, under this Agreement (except that the Charterer shall be liable for claims which are attributable to acts or events occurring prior to the earlier of the redelivery of the Vessel to the Owner pursuant to, and in full compliance with, this Agreement or any such sale, assignment, transfer or other disposition of the Vessel by the Owner); or

(d)	which has been unconditionally and irrevocably indemnified under the Insurances

(e)
which the relevant Indemnitee has been unconditionally and irrevocably indemnified under any other provision of this Agreement and this applies in particular to loss of profit, which shall be deemed wholly compensated for by payment of the Stipulated Loss Value or Termination Value, as the case may be.

8.3
In the case of any Claim indemnified by the Charterer hereunder which is covered by the Insurances, the Indemnitee agrees to cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Claim as may be required to retain the benefits of the Insurances with respect to such Claim.

8.4
An Indemnitee shall as soon as is reasonably practicable after becoming aware thereof notify the Charterer of any Claim (whether or not covered by the Insurances) as to which indemnification is or is reasonably likely to be sought under this Clause 8  (Costs and Indemnities).

8.5
Notwithstanding anything to the contrary above, if the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owner, the Owner shall at their own expense take all necessary steps to promptly and as soon as possible secure that the Vessel is released, including the provision of bail. In such circumstances the Owner shall indemnify the Charterer and the Guarantor against any loss, damage or expense incurred by the Charterer or the Guarantor (including hire paid) as a direct consequence of such arrest or detention.

8.6	Conduct of Claims

(a)
If either of the parties shall become liable to indemnify any Indemnitee pursuant to this Clause 8 (Costs and Indemnities), the Charterer and the Owner shall consult in good faith and each of them shall use reasonable endeavours to avoid (or reduce the amount of) the Claim giving rise to such indemnification.

(b)
If a Claim shall be made against any Indemnitee for which a party is or may be required to indemnify the Indemnitee pursuant to this Clause 8 (Costs and Indemnities), the Indemnitee shall promptly notify the liable party in writing of that Claim and shall promptly provide the liable party with all such information available to the Indemnitee regarding the Claim as the liable party may reasonably request.  If a Claim shall be made against any Indemnitee for which the liable party may be required to indemnify the Indemnitee pursuant to this Clause 8 (Costs and Indemnities), and under Applicable Law of the relevant jurisdiction the liable party is allowed to contest directly that Claim in its own name, then, subject to the rights of insurers under any Insurances and without prejudice to the obligation of the liable party to pay any sum due to the Indemnitee pursuant to this Clause 8 (Costs and Indemnities) on its due date, the liable party shall be permitted, at its expense and in its own name, to contest the imposition of that Claim. The liable party shall not be permitted to contest the imposition of a Claim in the name of the Indemnitee other than as contemplated in Clauses 8.6 (b) and 8.6 (c).

(c)
If the liable party is prohibited by Applicable Law from contesting a Claim in its own name, or if it is a requirement of Applicable Law for an Indemnitee to join in or assist in the contesting by the liable party of any Claim, upon request from the liable party, the Indemnitee shall, subject to the provisions of Clause 8.6 (d), in good faith, at the liable party’s expense, contest or assist promptly in contesting the Claim. After considering any views offered by the Indemnitee and the Indemnitee’s counsel concerning the forum in which a Claim is most likely to be favourably contested, the liable party may, acting reasonably, select the forum for the contest and determine whether the contest shall be by (i) resisting the Claim, (ii) paying the Claim under protest, (iii) paying the Claim and seeking a refund or other repayment thereof, or (iv) seeking a reduction in the amount of the Claim.

(d)
In no event shall an Indemnitee be required to contest any Claim nor shall an Indemnitee be required to (i) join in or (ii) assist in contesting any Claim pursuant to this Clause 8 (Costs and Indemnities) unless:

(i)
the liable party shall have agreed to pay the Indemnitee on demand, and indemnify such Indemnitee from, all costs, losses and expenses that the Indemnitee incurs in contesting or assisting in contesting the Claim or arising out of or relating to the contest or assistance (including, but not limited to, all out-of-pocket costs, expenses and legal fees);

(ii)
the Indemnitee shall have reasonably determined that the action to be taken will not result in a sale, forfeiture or loss of the Vessel, or the creation of any Lien on the Vessel other than Permitted Liens or any risk of any criminal liability or penalty against any Indemnitee;

(iii)	if a contest shall be conducted in a manner requiring the advance payment of the Claim, the liable party shall have advanced sufficient funds to make the payment required; and

(iv)
the liable party shall have provided the Indemnitee and (if the Indemnitee is not the Owner or the Charterer as the case may be) the Owner or the Charterer, as the case may be, the grounds for such contest.

8.7
Upon payment in full of any Claim pursuant to this Clause 8 (Costs and Indemnities), the liable party, without any further action, shall be subrogated to any rights which the relevant Indemnitee may have relating thereto, provided that the liable party by virtue of such subrogation shall not become entitled to seek any indemnification or contribution from, or make any claim against, the Indemnitee in respect of any Claim indemnified against hereunder save in each case of fraudulent act, wilful misconduct or gross negligence of such Indemnitee. Each Indemnitee agrees to give, at the expense of the liable party, any reasonable further assurances and to enter into such reasonable agreements and to co-operate with and permit the liable party to pursue such subrogation rights as permitted hereunder, if any, to the extent reasonably requested by the liable party.

8.8
In the event that the liable party shall have paid an amount to an Indemnitee pursuant to this Clause 8 (Costs and Indemnities), and the Indemnitee subsequently shall be reimbursed in respect of the indemnified amount from any other person, the Indemnitee shall promptly pay the liable party an amount equal to the lesser of the amount of the reimbursement and the amount paid by the liable party (less any Taxes imposed in respect of the reimbursement and any costs of remittance thereof, provided always that the Indemnitee shall use its reasonable efforts to avoid or, if unavoidable, to reduce the amount of any such Taxes).

8.9
No payment to the Owner, the Charterer or any other Indemnitee under or pursuant to this Agreement or any other Relevant Document, pursuant to any judgment or order of any court or otherwise shall operate to discharge the obligations of any party in respect of which it was made unless and until payment shall have been received in the currency (the “Currency of Obligation”) in which such payment was required to be made hereunder and, to the extent that the amount of any such payment shall on actual conversion into the Currency of Obligation fall short of the amount of the relevant obligation expressed in the Currency of Obligation, the Owner, the Charterer or such other Indemnitee shall have a further separate cause of action against the liable party for the recovery of such sum as shall after conversion into the Currency of Obligation be equal to the amount of the shortfall. Without prejudice to the foregoing, to the extent that the amount of any payment referred to above shall on actual conversion into the Currency of Obligation exceed the amounts due and payable to the Owner, the Charterer or such other Indemnitee in the Currency of Obligation, the Owner, the Charterer or such other Indemnitee shall promptly reimburse such excess to the liable party (less any cost of remittance thereof).

8.10
Subject to Clause 7 (Payments, Interest and Calculations), US$ is the currency of account for those sums stated to be denominated or due from the Charterer under this Agreement in such currency, provided that each payment in respect of costs, losses, Taxes or expenses shall be made in the currency in which the cost, loss, Tax or expense was incurred or imposed.

8.11
The Charterer and the Owner undertakes to the other to perform its undertakings under this Clause 8 (Costs and Indemnities) in respect of any Indemnitee not party to this Agreement as if that Indemnitee were party to this Agreement; provided in the event that an Indemnitee is a Kumiai-in, the Owner shall procure that the relevant Indemnitee shall comply with the terms of this Clause 8 (Costs and Indemnities) as if it were party to this Agreement. If the Charterer shall be expressed to be obliged to make any payment to or on behalf of any Indemnitee not party to this Agreement, the Charterer shall make the relevant payment as directed by the Owner.

9	TAXATION

9.1	Tax Gross-up

If at any time any deduction or withholding (including a FATCA Deduction) in respect of Taxes is required to be made from any payment made or to be made by the Charterer under this Agreement or any other Relevant Document, the Charterer shall pay to the relevant party such additional amounts as may be necessary to ensure that the relevant party receives (after such deduction or withholding and any deduction or withholding applicable to any additional amounts) an amount in the relevant currency equal to the full amount which it would have received had payment not been subject to any such withholding or deduction. In the event that the Charterer is required to make any such withholding or deduction, the Charterer shall obtain any receipt or certificates of payment from the appropriate tax authorities (if reasonably available) and such other documents as the relevant party may reasonably request and shall as soon as reasonably practicable provide copies of such certificates and documents to the relevant party.  The Owner agrees to co-operate with the Charterer to avoid or minimise, if possible, such withholding or deduction or to obtain, if possible, applicable refunds as to such withholding or deduction in the jurisdiction which required such withholding or deduction and to reimburse to the Charterer such refunds (less the costs of remittance thereof), if any up to the additional amount paid by the Charterer in respect of the withholding or deduction in respect of which the refund relates.  The Owner agrees, upon the request of the Charterer, to furnish such certificates and other documents as the Charterer may reasonably determine to be necessary to establish the Owner’s or Charterer’s (as agent of the Owner) entitlement (if any) to any exemption from or reduced rate of withholding or deduction under the Applicable Law of any country, or any applicable tax treaty.

9.2
If any party becomes aware of any circumstances which will give rise to an obligation on the part of the Charterer to make a payment of a material amount under Clause 9.1 (Tax Gross-up) it shall promptly advise the other party of such circumstances.

9.3	The provisions of Clause 8 (Costs and Indemnities) shall apply, mutatis mutandis, to this Clause 9 (Taxation).

10	REPRESENTATIONS AND WARRANTIES

10.1	The Charterer represents and warrants to the Owner that as at the date hereof:

(a)	it is a limited liability company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands;

(b)
the Relevant Documents to which it is a party constitute or will, when executed, constitute legal, valid and binding obligations of the Charterer and are and will be enforceable in accordance with their respective terms, except as such enforcement may be limited by any relevant bankruptcy, insolvency, administrative or similar laws affecting creditors’ rights generally and by general principles of equity;

(c)	the Charterer has the full power to carry on its business as such business is now being conducted and to own its property and assets;

(d)
the Charterer has the full power to execute, deliver and perform its obligations under this Agreement and each of the other Relevant Documents to which it is or is to be a party and the transactions contemplated by those Relevant Documents, and all necessary action has been taken to authorise the execution, on its behalf by the relevant signatory thereto, the delivery and performance of the same and its obligations hereunder and thereunder;

(e)
each Security Document to which the Charterer is a party does now or, as the case may be, will upon execution and delivery (and, where applicable, registration as provided for in that Security Document) confer the security it purports to confer over any assets to which such Security Document, by its terms, relates;

(f)
no third party has any Lien (except for Permitted Liens) over any asset to which a Security Document, by its terms, relates and the Charterer is the sole legal and beneficial owner of the respective assets over which it purports to grant security pursuant to the Security Documents;

(g)	all Licenses required or desirable:

(i)	to enable the Charterer lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party; and

(ii)	to make the Relevant Documents to which the Charterer is a party admissible in evidence in its jurisdiction of incorporation (if so required),

have been obtained or effected and are in full force and effect;

(h)
to the best of its knowledge and belief no corporate action, legal proceeding or other procedure or step or creditors’ process as described, in each case, in Clause 18.1(m), has been taken, or, to the knowledge of the Charterer, threatened in relation to the Charterer or the Guarantor; and none of the circumstances described in Clause 18.1 (j), (k) and (l)applies to the Charterer or the Guarantor;

(i)
as at the date hereof, it is not required to make any deduction for or on account of Tax from any payment the Charterer may make under this Agreement or any other Relevant Document to which it is a party;

(j)
the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Agreement and any of the other Relevant Documents to which it is or is to be a party by the Charterer or the carrying out of the transactions hereby or thereby contemplated does not and will not contravene, conflict with, or result in, as appropriate:

(i)	any law, decree, rule or regulation or any determination, order or award of any court or any governmental, judicial or public body or authority applicable to it;

(ii)	any mortgage, agreement, other undertaking or instrument binding upon it or a default or termination event (howsoever described) under any such mortgage, agreement, other undertaking or instrument;

(iii)	its constitutional documents or corporate rules; or

(iv)
the creation or imposition or obligation of the Charterer to create any Lien on or over any of its undertaking, properties, assets, rights or revenues (other than any Lien arising pursuant to the Relevant Documents or any Permitted Lien);

(k)
it is not necessary or desirable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the Relevant Documents to which the Charterer or the Guarantor is a party that any of them or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in the Republic of Marshall Islands or that any stamp, registration or similar tax be paid in the Republic of Marshall Islands or in relation to this Agreement or any of the Relevant Documents;

(l)	no Charterer’s Event of Default has occurred and is continuing or might reasonably be expected to result from the entry by the Charterer into this Agreement or the Relevant Documents;

(m)
no other event or circumstance is outstanding which constitutes a default or, with the giving of notice, lapse of time or other satisfaction of any condition would constitute, a default under any other agreement or instrument which is binding on the Charterer or to which the Charterer’s assets are subject which has or is reasonably likely to have a Material Adverse Effect;

(n)	the Charterer’s and the Guarantor’s Original Financial Statements were prepared in accordance with the applicable accounting principles consistently applied;

(o)	the Charterer’s and the Guarantor’s Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year;

(p)	the Charterer’s and the Guarantor’s most recent financial statements delivered pursuant to Clause 14 (Reports):

(i)	have been prepared in accordance with the applicable GAAP and IFRS as applied to the Original Financial Statements; and

(ii)
give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate;

(q)
there has been no material adverse change in its assets, business, operations or financial condition (or the assets, business or consolidated financial condition of any of the Charterer or the Guarantor since 31 December 2021);

(r)
neither the Charterer nor any of its assets is entitled to any immunity from any legal action or proceeding on the grounds of sovereignty or otherwise (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(s)	the Charterer has not entered into any deferred or conditional sale agreement with respect to the Vessel;

(t)
to the best of its knowledge and belief, no litigation, arbitration or administrative proceedings, investigations, other actions or proceedings or Environmental Claims have commenced or threatened by or before any court, governmental or administrative agency or arbitral body against the Charterer which, if adversely determined, are likely to have a Material Adverse Effect;

(u)	no Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred, which, if adversely determined, is likely to have a Material Adverse Effect;

(v)
the claims of the Owner against the Charterer under the Relevant Documents rank at least pari passu with the claims of all of the Charterer’s unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

(w)	as at the date hereof, no Insolvency Proceedings relating to the Charterer have been commenced against the Charterer;

(x)	it has:

(i)	complied with all Environmental Laws to which it may be subject;

(ii)	obtained all Environmental Licences required in connection with its business; and

(iii)	complied with the terms of those Environmental Licences,

in each case where failure to do so might have or constitute a Material Adverse Effect;

(y)	all Insurances required to be effected and maintained under this Agreement remain in full force and effect;

(z)	the Vessel has not suffered a Total Loss and is and will be on the Delivery Date in good working order free from any Liens (other than Permitted Liens);

(aa)
any factual information provided by the Charterer to the Owner and/or the Lender in connection with the negotiation and preparation of this Agreement and any of the other Relevant Documents was true and accurate in all material respects and not misleading, does not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein materially misleading;

(bb)	at the date of this Agreement, the Guarantor legally and beneficially owns 100 per cent. of the shares in the Charterer;

(cc)
none of the Charterer, the Guarantor or any of their Affiliates, nor any of their respective directors, officers or employees nor, to the knowledge of the Charterer, any persons acting on any of their behalf:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person;

(iv)	is in breach of Sanctions; or

(v)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority;

(dd)
the Charterer, the Guarantor and each of their Affiliates and in each case their respective directors, officers or employees have conducted their businesses in compliance with applicable bribery and anti-corruption laws (including without limitation the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Convention);

(ee)	as at the date hereof, it is not a FATCA FFI or a US Tax Obligor; and

(ff)
none of the Charterer, Guarantor or any of their Affiliates, nor any of their respective directors, officers or employees nor, to the knowledge of the Charterer, any persons acting on any of their behalf belongs to, or have a direct or indirect relationship with, the Anti-Social Forces; and

(gg)	the Charterer and the Guarantor have executed each Relevant Document to which they are a party outside Japan.

(hh)	there are no Lien on the Vessel except for Permitted Liens;

10.2	The Owner hereby represents and warrants to the Charterer that as at the date hereof:

(a)
it is duly incorporated and validly existing under the laws of the Republic of the Marshall Islands  and has the power to carry on its business as such business is now being conducted and to own its property and assets and it is not a FATCA FFI or a US Tax Obligor;

(b)	its registered office is at Marshall Islands, its sole shareholders’ Tax Residence is in Japan and it does not carry on any trade or business in the Republic of Marshall Islands or Greece;

(c)
it has the power to execute, deliver and perform its obligations under this Agreement and each  of the Relevant Documents to which it is a party and all necessary corporate action has been taken to authorise the execution, delivery and performance of the same and its obligations hereunder and thereunder;

(d)	this Agreement and each Relevant Document to which it is a party constitute its legal, valid and binding obligations enforceable in accordance with their terms;

(e)
the execution and delivery of, the performance of its obligations under, and in compliance with the provisions of, this Agreement and any of the Relevant Documents to which it is or is to be a party by the Owner or the carrying out of the transactions hereby or thereby contemplated does not and will not contravene, conflict with or result in, as appropriate:

(i)	any law, decree, rule or regulation or any determination, order or award of any court or any governmental, judicial or public body or authority applicable to it;

(ii)
any breach of any of the terms of, or constitute a default under, any agreement or other instrument or document to which it is a party or is subject or by which it or any of its property or assets is bound;

(iii)	any provision of its constitutional documents or corporate rules; or

(iv)
the creation or imposition of or its obligation to create any Lien on or over the Vessel or over any of its undertaking, properties, assets, rights or revenues (otherwise than as created or permitted by the Relevant Documents or any Permitted Lien (other than an Owner Lien));

(f)
except for (i) the routine ex post facto reporting to the Minister of Finance of Japan as required under the Foreign Exchange and Foreign Trade Law of Japan and (ii) the ex post facto filing of the commencement of vessel leasing business pursuant to Article 33 of the Marine Transportation Act of Japan, every consent of, or registration with, or declaration or notice to, every Government Entity in Japan, if any, required by it to authorise, or required by it in connection with, the execution, delivery, validity, priority, enforceability or effectiveness of this Agreement and the other Relevant Documents or the performance by it of its obligations under this Agreement and the other Relevant Documents has been duly obtained or made and is in full force and effect and there has been no default in the observance or performance of any of the conditions or restrictions (if any) imposed on, or in connection with, any of the same;

(g)
it is not necessary or desirable to ensure the legality, validity, enforceability or admissibility in evidence in Japan of this Agreement or any of the Relevant Documents to which it is a party that any of them or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in Japan or, so long as this Agreement and the other Relevant Documents are executed and delivered outside Japan and there are no Applicable Laws that will require a change in the place of the execution or delivery of this Agreement and the other Relevant Documents, that no stamp, registration or similar tax are required to be paid in Japan on or in relation to this Agreement or any of the Relevant Documents to which it is a party;

(h)
neither an Owner Event of Termination has occurred or is continuing or might reasonably be expected to result from the entry by the Owner into this Agreement or the Relevant Documents nor has any other event or circumstance occurred and is continuing which, would (with the expiry of any, if granted, grace period, the giving of any notice or a combination of the foregoing or the making of any determination by the Charterer) pursuant to Clause 20 (Owner Events of Termination and Charterer’s Rights) constitute an Owner Event of Termination;

(i)
to the best of its knowledge and belief, there are no pending or threatened actions, proceedings or investigations by or before any court, governmental or administrative agency or arbitral body, in each case against the Owner which, if adversely determined, which is or which is likely to have a material adverse effect on its condition, business or operations or which could impair its ability to perform its obligations under this Agreement or any of the other Relevant Documents;

(j)
neither it nor any of its assets is entitled to any immunity from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(k)	all Licenses required or desirable:

(i)	to enable the Owner lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party; and

(ii)	to make the Relevant Documents to which the Owner is a party admissible in evidence in its jurisdiction of incorporation (if so required),

have been obtained or effected and are in full force and effect;

(l)
no other event or circumstance is outstanding which constitutes a default or, with the giving of notice, lapse of time or other satisfaction of any condition would constitute, a default under any other agreement or instrument which is binding on the Owner or to which the Owner’s assets are subject which has or is reasonably likely to have a Material Adverse Effect;

(m)
every authorisation required by the Owner in connection with the conduct of its business and the ownership, use, exploitation or occupation of its property and assets has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same and no circumstances have arisen whereby any remedial action is likely to be required to be taken by, or at the expense of, the Owner under or pursuant to any law or regulation applicable to the business, property or assets of the Owner;

(n)	none of the Owner, or any of its Affiliates, nor any of their respective directors, officers or employees nor, to the knowledge of the Owner, any persons acting on any of their behalf:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person;

(iv)	is in breach of Sanctions; or

(v)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority;

(o)
the Owner and each of its Affiliates and in each case their respective directors, officers or employees have conducted their businesses in compliance with applicable bribery and anti-corruption laws (including without limitation the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Convention) and the Owner and each of its Affiliates have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

(p)
none of the Owner or any of its Affiliates, nor any of their respective directors, officers or employees nor, to the knowledge of the Charterer, any persons acting on any of their behalf belongs to, or have a direct or indirect relationship with, the Anti-Social Forces; and

(q)	the Owner has executed each Relevant Document to which it is a party outside Japan.

10.3
The rights and remedies of the Owner in relation to any misrepresentation or breach of warranty on the part of the Charterer and the rights and remedies of the Charterer in relation to any misrepresentation or breach of warranty on the part of the Owner shall not be prejudiced by any investigation by or on behalf of the Owner into the affairs of the Charterer or by the Charterer into the affairs of the Owner, as the case may be, by the performance of this Agreement or any other Relevant Document or by any other act or thing which may be done or omitted to be done by the Owner or the Charterer under this Agreement and which would or might, but for this Clause 10.3, prejudice such rights and remedies.

11	GENERAL UNDERTAKINGS

11.1
The Charterer undertakes to the Owner that from the date of this Agreement until the date of performance in full by the Charterer of all of its obligations due or to become due under this Agreement or any other Relevant Document, unless as otherwise permitted by the Owner (such consent not to be unreasonably withheld or delayed):

(a)	it shall not engage in any business other than the chartering, pooling and operation of the Vessel and other ancillary activities;

(b)	it shall pay all licence fees, registration fees, charges and taxes which may now or hereafter be imposed in respect of the chartering, possession or use of the Vessel by the Charterer;

(c)
it will provide the Owner with a desktop valuation report from an Approved Valuer addressed to the Owner annually (no later than in March 31st of each year) unless a Charterer’s Event of Default has occurred and is continuing, in which event the Owner shall be entitled to obtain valuations at such times they or it, as the case may be, shall reasonably deem appropriate at the Charterer’s cost;

(d)
it shall not enter into any scheme of merger or consolidation with any other person under which the Charterer ceases to exist and/or all or substantially all of the assets or liabilities of the Charterer are vested in or assumed by any other person unless the Charterer can demonstrate that the ability of the Charterer to perform its material obligations under this Agreement or any other Relevant Document to which it is a party shall not be materially impaired thereby;

(e)
it shall not whether by a single transaction or series of transactions or a number of related or unrelated transactions and whether at one time or over a period of time, sell, transfer, lease out (other than by way of a Permitted Sub-charter to a Permitted Sub-charterer), lend or otherwise dispose of all or substantially all of its assets or of any parts of its assets which, either alone or when aggregated with all other disposals required to be taken into account thereunder, is substantial in relation to its assets taken as a whole;

(f)	it shall not become (and it shall procure that the Guarantor does not become) a FATCA FFI or a US Tax Obligor;

(g)
it, except with the Owner’s prior written consent (which shall not be unreasonably withheld), shall not create or permit to exist any Lien (other than any Permitted Lien), on or in respect of the Vessel;

(h)	it shall not do or permit to be done any act or thing which will jeopardise the Owner’s title in and to the Vessel;

(i)
immediately upon (and in any event no later than fifteen (15) Business days from) the Charterer becoming aware of the existence of the occurrence of any Charterer’s Event Default or a Material Adverse Effect, the Charterer will advise the Owner in writing thereof and of the action (if any) the Charterer is taking or proposing to take with respect thereto;

(j)	it shall not incur or allow to remain outstanding any Financial Indebtedness other than Financial Indebtedness incurred in the ordinary course of its business as charterer of the Vessel;

(k)
it shall not, and shall procure that its Affiliates shall not, provide funds directly or indirectly (or any collateral capable of being transferred into funds) to any person so that such person will assume or guarantee all or any part of the Charterer’s payment obligations under this Agreement or as collateral therefor;

(l)
it shall not enter into any deferred or conditional sale agreement with respect to the Vessel or in any manner deliver, transfer or relinquish possession of the Vessel to any person other than as permitted by this Agreement;

(m)
it will, at its own cost and expense, cause any Lien created by any of the Relevant Documents to which it is a party to be perfected and remain perfected by effecting any necessary recording, filing, re-recording or re-filing (including, without limitation, filing and re-filing of financing and continuation statements) (to the extent applicable);

(n)	it will duly perform and observe those provisions of this Agreement and the other Relevant Documents to which it is a party;

(o)
it will ensure that the claims of the Owner against the Charterer under the Relevant Documents to which it is a party will rank at least pari passu with the claims of all of the Charterer’s unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

(p)	it will, on all occasions when the ownership of the Vessel is relevant, make clear to third parties that such title is held by the Owner subject to the Relevant Documents;

(q)
it will comply with all Applicable Laws by which it or its assets are bound in connection with the transactions contemplated by the Relevant Documents and otherwise comply in all material respects with all Applicable Laws binding on it or its assets;

(r)
without prejudice to any other provisions hereof, it will make payment of claims, pay and discharge, or cause to be paid and discharged, when due and payable, or make adequate provision by way of security or otherwise for, or contest in good faith, all debts, damages, claims, taxes and liabilities which may have given or may reasonably be expected to give rise to any Lien (other than a Permitted Lien) over or affecting the Vessel;

(s)
it will ensure that all financial and other information which is furnished in writing by it or on its behalf under or in connection with this Agreement or any other Relevant Documents to which it is a party will be true and not misleading in any material respect and shall not omit any material fact or consideration;

(t)
it shall ensure that neither the Guarantor nor any of their respective Affiliates will, directly or indirectly, make any proceeds derived from the Loan Agreement available to, or for the benefit of, a Prohibited Person or permit or authorise any such proceeds to be applied in a manner or for a purpose prohibited by Sanctions; and

(u)	it shall not change the location of its centre of main interest or create any “establishment” (as defined in the European Union Regulation (EC) No2015/8848) in any other jurisdiction.

(v)	The Charterer shall supply to the Owner;

(a) promptly upon becoming aware of them, the details of any litigation, arbitration, administrative, environmental or other proceedings of which claim amount is in excess of USD 50 million and which are current, threatened or pending against the Charterer or the Guarantor,(b) promptly following despatch, copies of all communications which are despatched to its shareholders or creditors or any class of them generally.

11.2	The Owner hereby undertakes and agrees with the Charterer that:

(a)
it shall not create or permit to exist any Owner Lien on or with respect to the Vessel, title thereto or any interest therein and that it will promptly, at its own expense, take such action as may be necessary duly to discharge any such Owner Lien;

(b)
unless a Charterer’s Event of Default is continuing, the Charterer shall not be disturbed or interfered with in its quiet, peaceful and continuing full possession, use, complete control  and enjoyment of the Vessel due to any act or failure to act on the part of the Owner or any person claiming through or under the Owner; provided always that the Owner shall not be liable to the Charterer or any other person for any interruption or disturbance to the Charterer’s or such other person’s quiet, peaceful use, or continued enjoyment of the Vessel as a result of

(i)	a defect in the Owner’s ownership of or title to the Vessel as transferred to the Owner by the Seller;

(ii)	any act or failure to act on the part of the Charterer or such other person (which act or failure itself gave rise to or caused such interruption or disturbance); or

(iii)	compliance by the Owner with any Applicable Law,

provided that if the Owner becomes aware that there has been or there is pending a change in any Applicable Law which would result in any such interruption or disturbance to the Charterer’s or such other person’s quiet, peaceful use, or continued enjoyment of the Vessel, the Owner shall immediately notify the Charterer of the nature of such change or pending change. The existence or (save in the case of an Owner Lien) enforcement of a Permitted Lien shall not constitute a breach of this Clause 11.2(b);

(c)	it will limit its business and activities to the transactions contemplated or permitted by the Relevant Documents and matters incidental thereto;

(d)
it shall not have a Tax Residence or a place of business in any country other than Japan except in circumstances where the same is deemed to have occurred solely by reason of its entering into or performing any of the Relevant Documents or consummating any of the transactions contemplated thereby;

(e)
it will obtain, make and maintain in full force and effect, promptly renew from time to time and comply with the terms of all consents, which may from time to time be required under Applicable Law in Japan;

(f)	it shall:

(i)	obtain, comply with, renew and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Charterer (if so required),

of any authorisations required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Relevant Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Relevant Document to which it is a party;

(g)	it will duly perform and observe those provisions of this Agreement and the other Relevant Documents to which it is a party;

(h)
it shall not enter into any deferred or conditional sale agreement with respect to the Vessel or in any manner deliver, transfer or relinquish title, interest and/or possession of the Vessel to any person other than as permitted by this Agreement; and

(i)	it shall not take any actions that it knows or ought to have known would result in the termination or cancellation of the Insurances except as required by any Relevant Document.

12	REGISTRATION, POSSESSION AND SUB-CHARTERING

12.1
The Charterer shall not make or cause to be made the registration of the Vessel or its bareboat chartering under any flag other than the Approved Flag, without a prior written consent of the Owner (which shall not be unreasonably withheld or delayed).

12.2	The Charterer shall not without the prior written consent of the Owner (which shall not be unreasonably withheld or delayed) appoint a manager of the Vessel other than an Approved Manager.

12.3	The Charterer shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel;

(b)	all Taxes, dues and other amounts charged in respect of the Vessel or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessel or the Insurances.

12.4
The Charterer shall immediately upon receiving notice of the arrest of the Vessel or of its detention in exercise or purported exercise of any lien or claim, procure its release by providing bail or otherwise as the circumstances may require.

12.5
No delivery, transfer or other relinquishment of possession of the Vessel shall in any way discharge or diminish any of the Charterer’s obligations to the Owner hereunder or the rights of the Owner under the Relevant Documents.

12.6
The Charterer further undertakes with the Owner that throughout the Hire Period it shall promptly do all acts and things which the Owner may reasonably require to evidence the interest of the Owner in the Vessel, or to protect that interest against the claims of any person.

13	OPERATION AND MAINTENANCE

13.1
Subject to the other terms and conditions of this Agreement and the other Relevant Documents, the Charterer shall (save as herein provided) have the full and exclusive use and possession, complete control and command of the Vessel during the Hire Period and may operate the Vessel or employ it throughout the world in any lawful trade for which it is suitable provided such operation or employment is permitted by the terms of the Insurances.

13.2
The Charterer shall have the right to fit additional equipment and to make severable improvements and additions in the Vessel at their expense provided that (i) such improvements and additions to the Vessel shall immediately become the property of the Owner; however the Purchase Option Price shall not be increased or otherwise affected and (ii) in the case of repossession of the Vessel by the Owner due to the Charterer’s Event of Default, then the Owner shall not be obligated to make any reimbursement or payment to the Charterer in respect of such improvements and additions

13.3
The Charterer shall also have the right to make non-major structural or non-severable improvements and additions to the Vessel at their own time, cost and expense provided that such improvements and additions do not diminish the market value of the Vessel in any material respect and are not reasonably likely to diminish the market value of the Vessel in any material respect during or at the end of the Hire Period and do not in any way affect or prejudice the marketability of the Vessel in any material respect and are not reasonably likely to affect or prejudice the marketability of the Vessel in any material respect during or at the end of the Hire Period.

13.4
The Charterer undertakes with the Owner that from the date of this Agreement until it has acquired title to the Vessel pursuant to Clause 22 (Transfer of Title to Vessel) or complied with all its obligations under Clause 10 it will:

(a)	comply, or procure compliance with all applicable laws or regulations:

(i)	relating to its business generally; or

(ii)	relating to the Vessel, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals;

(c)
without limiting paragraph (a) above, not employ the Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(d)	not permit the Vessel to carry any nuclear material or any nuclear waste;

(e)
not knowingly cause or permit the Vessel to be employed, used or operated in any area which is excluded from coverage or in the carriage or storage of any goods prohibited by any Insurance unless special insurance or extension of cover is in force;

(f)	not cause or permit the Vessel to enter or trade to any port, place or zone which is declared a war zone by any government or by the Vessel’s war risks insurers unless:

(i)	the Charterer has (at its expense) effected any special, additional or modified insurance cover;

(g)
ensure that the Vessel is operated properly at all times in accordance with its design requirements and subject to any limitations placed on such operation by that design, by a yard or repairer of the Vessel;

(h)	pay all tolls, dues and other outgoings whatsoever in respect of the Vessel and the Insurances and keep proper books of account in respect of then Vessel;

(i)	promptly provide the Owner with any information which it reasonably requests regarding:

(i)	the Vessel, its employment, position and engagements;

(ii)	any towages and salvages of the Vessel; and

(iii)	its compliance, each Approved Manager’s compliance and the compliance of the Vessel with the ISM Code and the ISPS Code, all Environmental Laws and all Sanctions,

and, upon the Owner’s request, provide copies of the Vessel’s Safety Management Certificate and any relevant Document of Compliance;

(j)	notify the Owner as soon as reasonably possible by email (thereafter confirmed by letter if specifically requested) of:

(i)	any requirement or recommendation made by any insurer or by any competent authority which is not, or cannot be, complied with in accordance with its terms;

(ii)	any Environmental Claim made against the Charterer, or the Owner or in connection with the Vessel, or any Environmental Incident;

(iii)	any other event which occurs in connection with the Vessel which affects or is reasonably likely to materially affect the rights of the Owner or the Charterer in and to the Vessel;

(iv)	the details of any material legal or administrative action involving the Charterer, the Vessel or any Relevant Documents;

(v)	any casualty to the Vessel which is or is likely to become a Major Casualty;

(vi)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(vii)	any requisition of the Vessel for hire;

(viii)	any requirement or recommendation made in relation to the Vessel by any classification society or by any competent authority which cannot be complied with;

(ix)	any arrest or detention of the Vessel, that exceed a period of ten (10) Business Days or any exercise or purported exercise of any lien on the Vessel;

(x)	any claim for breach of the ISM Code or the ISPS Code being made against the Charterer, the Owner, any Approved Manager or otherwise in connection with the Vessel; or

(xi)	any other material matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

(k)	take such steps as are reasonably practicable to ensure that the Vessel will be safe and without risk to health when properly used and will (without prejudice to the generality of the foregoing):

(i)	take such steps to ensure that any defects in the Vessel which could be or cause a danger to safety and/or a risk to health shall be made good;

(ii)	take such action to see that appropriate safety measures are adopted; and

(iii)	not use or permit the Vessel or any constituent parts thereof to be used beyond their limits and capacities;

(l)	with respect to the Mortgage:

(i)
place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than 6 inches wide and 9 inches high reading as follows:

“NOTICE OF MORTGAGE

This Vessel is covered by a First Priority Mortgage to The Chugoku Bank, Ltd, as , Mortgagee under authority Chapter 3 of Title 47 of Marshall Islands code as amended.  Under the terms of the said Mortgage neither the Owner nor the Charterer nor the master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew’s wages and salvage”;

(m)	ensure that:

(i)
it will comply with all Applicable Laws of (x) the jurisdiction of the Approved Flag and the rules of the shipping registry of the Approved Flag applicable to the Vessel and the laws of any other jurisdiction in which the Vessel may from time to time be registered, operated, chartered and/or maintained, and (y) any country or state in which the Vessel is from time to time located or to which the Vessel may trade or be employed, where non-compliance would prejudice the interests of the Owner in the Vessel or the interest of the Lender as mortgagee of the Vessel;

(ii)
the Owner will be compliant with (x) all Applicable Laws of the jurisdiction of the Approved Flag and the rules of the shipping registry of the Approved Flag applicable to the Vessel and the laws of any other jurisdiction in which the Vessel may from time to time be registered, operated, chartered and/or maintained or any country or state in which the Vessel is from time to time located or to which the Vessel may trade or be employed (and shall ensure that the Owner will be advised of any steps, actions or things that the Owner needs to take or do under such Applicable Laws) and (y) the terms and conditions of the Relevant Documents, in each case in connection with the registration, flagging, ownership, operation, chartering, certification and/or maintenance of the Vessel;

(n)
comply and do or cause to be done all things necessary to comply with all national and international conventions, laws and the rules and regulations thereunder, applicable to the Charterer and/or the Vessel, including, according to any limitation in force generally under such conventions, laws, rules and regulations (i) The International Convention on Civil Liability for Oil Pollution Damage, (ii) (if the Vessel is operated in waters under the jurisdiction of the United States) the United States Oil Pollution Act of 1990 (including, according to any limitation, in force generally under such conventions, laws, rules and regulations and according to practicality reasonable by good trade standards, the manning requirements and the requirements relating to the establishment of financial responsibility), the United States Comprehensive Environmental Response Compensation and Liability Act and other United States federal and state laws, (iii) MARPOL, (iv) other international conventions, laws, rules and regulations relating to the environmental matters, discharges of oil, petroleum, petroleum products and distillates, pollutants and other substances, and (v) all other Applicable Laws in respect of the operation of the Vessel;

(o)	ensure that the Vessel is at all times:

(i)
subject to a Safety Management System in compliance with the ISM Code and the ISPS Code and in possession of a valid Safety Management Certificate and operated by an operator in possession of a valid and appropriate Document of Compliance;

(ii)	in possession of a valid ISSC; and

(iii)	in possession of a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;

(p)
from time to time as soon as practicably possible, upon request by the Owner, and/or the Lender, furnish such person (or any other person which such person may direct) with all such reasonable information as such person may from time to time reasonably require regarding the Vessel’s compliance with the ISM Code and the ISPS Code;

(q)
promptly notify the Owner of any actual or threatened withdrawal, suspension, cancellation or modification of a Safety Management Certificate pursuant to the ISM Code, an International Ship Security (ISS) Certificate pursuant to the ISPS Code or an International Air Pollution Prevention Certificate (IAPPC) pursuant to Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;

(r)
procure that the Owner is not at any time represented as carrying goods in or providing any other service from the Vessel, or as being in any way connected or associated with any operation of carriage or other service which may be undertaken by the Charterer, or as having any operational interest in, or responsibility for, the Vessel;

(s)
not do or allow to be done anything as a result of which the registration of the Vessel might be suspended, cancelled or imperilled, and not to change or cause to be changed the name of the Vessel without the prior written consent of the Owner (such consent not to be unreasonably withheld);

(t)
permit the Owner (acting through surveyors or other persons appointed by them for that purpose) to board the Vessel to inspect its condition or to satisfy themselves about proposed or executed repairs (provided that the Owner or the Lender as the case may be shall bear all costs for such inspections) and satisfy themselves that the Vessel is being properly repaired and maintained, and that the Charterer is otherwise in compliance with the terms of this Agreement and take copies of the Manuals and Technical Records; provided that unless a Charterer’s Event of Default has occurred and is continuing, the same shall be with reasonable prior written notice to the Charterer by the Owner and without interfering, preventing, hindering or delaying the normal operations of the Vessel, the Charterer and/or or any relevant Permitted Sub-charterer; such inspections shall not take place more than once in every twenty four (24) month period. Any inspection, examination or survey in dry-dock shall only be made when the Vessel is dry-docked by (or on behalf of) the Charterer; provided that the Owner shall have the right to require the Vessel to be dry-docked for inspection, examination or survey if the Charterer is not docking her as required by the Classification Society. The Charterer shall give all reasonable assistance in connection with any inspection, examination or survey pursuant to the terms of this Clause 13.4 (t);

(u)
will not operate the Vessel in any area and/or countries banned or boycotted by the UN, the EU and the United States of America, and shall act fully in accordance with all applicable sanctions/trading restrictions whether issued by the UN, the EU and the United States of America.

13.5	The Charterer further undertakes with the Owner that until it has acquired title to the Vessel pursuant to Clause 22 (Transfer of Title to Vessel) or the Vessel is declared a Total Loss it shall:

(a)
at all times throughout the Hire Period and at its own expense, maintain and preserve the Vessel in accordance with the requirements of the Classification Society free of overdue recommendations and conditions;

(b)	keep the Vessel in a good and safe condition and state of repair:

(i)	consistent with first class ship ownership and management practice;

(ii)	so as to maintain the Classification free of overdue recommendations and conditions;

(iii)	and up to date records of all the locations of the Vessel and of all maintenance, repairs, alterations, modifications and additions to the Vessel;

(c)
during the Hire Period and at its own expense, submit the Vessel to annual survey, intermediate survey and special survey (Hull) in accordance with the rules of the Classification Society and such other periodical or other surveys which may be required for classification purposes and shall comply with all requirements and recommendations of the Classification Society by which the Vessel shall then be classed and shall keep the Vessel’s continuous machinery survey certificate current at all times and, upon request by the Owner, provide to the Owner copies of all survey reports and certificates issued in respect thereof;

(d)
not, throughout the Hire Period, (without the prior consent in writing of the Owner, which shall not be unreasonably withheld) make any modification or repairs or replacements to the Vessel or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Vessel, materially reduce its value or jeopardise the rights and interests of the Lender as first priority mortgagee in respect of the Vessel;

(e)
if the Charterer shall pay any expenses, necessary or useful, whether or not such payment is for goods or services which are likely to preserve or increase the value of the Vessel or its equipment or appurtenances, not have any right to any recovery or indemnification from the Owner therefor, and the Charterer hereby irrevocably waives the benefit of any law which would otherwise entitle the Charterer to such recovery or indemnification. Even though the value of the Vessel is increased by the alteration of the Vessel by the Charterer pursuant to the foregoing provisions, the amount of the Charter Hire or any other amount payable by the Charterer hereunder shall not be increased or decreased thereby;

13.6	All costs and expenses incurred by the Charterer in the performance of its obligations under this Clause 13 (Operation and Maintenance) shall be for the account of the Charterer.

13.7
Notwithstanding any other provision herein or in any other Relevant Document to the contrary, the charter under this Agreement is a triple net charter; accordingly, whether or not it shall so state herein, the Charterer shall be responsible for all costs associated with the operation, maintenance, insurance, use and storage of the Vessel.

14	REPORTS

14.1	The Charterer shall, during the Hire Period, provide to the Owner and/or the Lender:

(a)
as soon as they are available, but in any event within one hundred and eighty (180) days after the end of each financial year of (i) the Guarantor’s audited consolidated financial statements for that financial year and (ii)  the Charterer’s unaudited financial statements for that financial year; and

(b)
as soon as they are available, but in any event within ninety (90) days after the end of each of the semi-annual periods of each financial year of the Charterer and the Guarantor, their respective semi-annual financial statements (unconsolidated for the Charterer and consolidated for the Guarantor) for such semi-annual period.

14.2
The Charterer shall procure that each set of financial statements of the Charterer and the Guarantor delivered pursuant to Clause 14.1is prepared using the applicable GAAP accounting practices and financial reference periods consistently applied.

15	INSURANCE

15.1	The Charterer shall throughout the Hire Period (if not otherwise agreed with the Owner in writing):

(a)	keep the Vessel insured in accordance with best industry practice at its expense against:

(i)	hull and machinery and/or increased value and any other usual marine risks (including excess risks);

(ii)	war risks (including the London Blocking and Trapping addendum or its equivalent); and

(iii)
protection and indemnity risks (including liability for oil pollution for an amount of no less than US$1,000,000,000 and excess war risk P&I cover) on standard Club Rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Associations (or, if the International Group of Protection and Indemnity Associations ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance);

(b)	to effect such insurances:

(i)	in Dollars;

(ii)	in the case of hull and machinery and usual marine risks, war risks and excess risk, in an amount on an agreed value basis at least the greater of:

(A)	110 per cent. of the Stipulated Loss Value; and

(B)	the Market Value of the Vessel then in effect;

(iii)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market but such amount shall not be less than US$ 1,000,000,000;

(iv)	in the case of protection and indemnity risks, in respect of the full tonnage of the Vessel; and

(v)	in the case of the hull and machinery insurance, on the basis that the deductible is not higher than US$500,000;

(vi)	in the case where the Vessel is insured on a fleet policy, on the basis that each vessel insured on that fleet policy is deemed to be insured on an individual basis.;

(vii)	on terms approved by the Owner; and

(c)
through insurance brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations;

(d)	In addition to the terms set out in paragraph (b) above, to procure that the obligatory insurances shall:

(i)	subject always to sub-paragraph (ii), name the Owner as named insured or co-assured and assure that the interests of every other named insured is limited:

(A)	in respect of any obligatory insurances for hull and machinery and war risks;

(1)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(2)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(B)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named insured or co-assured has undertaken in writing to the Owner (in such form as it requires) that any deductible shall be apportioned between the Owner and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(ii)
whenever the Lender requires, name (or be amended to name) itself as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) where commercially available, premiums, calls or other assessments in respect of such insurance;

(e)	to:

(i)	at least seven (7) days before the expiry of any obligatory insurance:

(A)	notify the Owner of any protection and indemnity or war risks association through or with which the Charterer proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(B)
procure that the insurance brokers (or other insurers) and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Owner in writing of the terms and conditions of the renewal.

(f)	to punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Owner;

(g)	to ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect;

(h)
not to do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(i)	without limiting paragraph (h) above, to:

(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances;

(ii)
not employ the Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify;

(j)	to:

(i)	not settle, compromise or abandon any claim under any obligatory insurance for a Total Loss or for a Major Casualty, without the Owner’s consent; and

(ii)
do all things necessary and provide all documents, evidence and information to enable the Lender or the Owner to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

15.2	The Lender shall be entitled from time to time to effect, maintain and renew:

(a)	mortgagee’s interest insurance in an amount equal to 110 per cent. of the Stipulated Loss Value; and

(b)	mortgagee’s interest additional perils insurance in an amount equal to 110 per cent. of the Stipulated Loss Value.

15.3
The Charterer covenants and confirms herewith to have neither assigned, mortgaged, charged, pledged or otherwise disposed of all or any of the Insurances to anyone other than the Owner and that it will not assign, mortgage, charge, pledge or otherwise dispose of the same to anyone other than the Lender (acting for the benefit of the Lenders).

16	LOSS, DAMAGE AND COMPENSATION

16.1
From the Delivery Date, and without prejudice to the rights of the Charterer to its quiet, peaceful and continuing possession, use and enjoyment of the Vessel pursuant to Clause 11.2 (b) of this Agreement, the Charterer shall bear the full risk of any loss, destruction, theft, condemnation, confiscation, seizure or requisition of or damage to the Vessel which shall deprive the Charterer of the use, possession or enjoyment thereof, unless caused directly or indirectly by an act or omission of the Owner or the Lender.

16.2
Following the occurrence of the Total Loss with respect to the Vessel, the chartering of the Vessel to the Charterer hereunder shall cease and the Charterer shall forthwith upon becoming aware of the Total Loss give the Owner and the Lender written notice of the Total Loss and shall pay to the Owner on the earlier of (a) (i) in the case of a Total Loss arising from the arrest, capture, seizure or detention of the Vessel on the Total Loss Date and (ii) in all other cases, the 180th day following the Total Loss Date and (b) the date on which insurance proceeds under the Insurances or other proceeds have been paid for such Total Loss (such date or the date of payment of such proceeds, as the case may be, is hereinafter called the “Settlement Date”) the sum (which shall be advised to the Charterer by the Owner in writing) of:

(a)	the amount equal to the Stipulated Loss Value computed as of the Settlement Date; and

(b)	all aggregate Charter Hire and other amounts payable under this Agreement which have fallen due and payable and have not been paid as at and up to the date on which the Total Loss occurred.

Any insurance proceeds received by the Owner in respect of the Total Loss shall be paid to the Owner (or the Lender as assignees thereof) and shall be applied as follows:

(a)
FIRSTLY, in or towards payment to the Owner (to the extent that the Owner has not already received the same in full) of a sum equal to the aggregate of the Owner’s Cost and the accrued and unpaid Interest Component of the Charter Hire calculated based on actual numbers of days elapsed from the first day following the occurrence of the Total Loss to and including the Settlement Date, provided, always that any amount payable under this sub-paragraph (a) shall in aggregate be limited to the Stipulated Loss Value then applicable.

(b)
SECONDLY, in or towards payment to third party claimants (not including the Owner or the Lender) that have lawful claim against insurance proceeds of a Total Loss or compensation of compulsory requisition;

(c)	THIRDLY, in payment of any surplus to the Seller to settle the Sellers’ Credit or any part thereof; and

(d)	FOURTHLY, in payment of any surplus to the Charterer by way of compensation for early termination.

16.3	At such time as the Owner shall have received in full all amounts payable by the Charterer on the Settlement Date in accordance with Clause 16.2 then:

(a)
title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel) and thereupon this Agreement shall terminate immediately without further act; and

(b)
the Owner shall at the request of the Charterer cooperate with the Charterer with a view to enabling the Charterer to bring all claims against third parties for damage relating to the Vessel arising from the Total Loss.

16.4
In the event of the Requisition of the Vessel after the Delivery Date, all moneys or other compensation received by the Owner or the Charterer in respect of the Vessel shall be retained by or paid to the Owner and shall be retained by the Owner as security for the discharge of the Charterer’s obligation to pay any amount as provided in Clause 16.2, provided that the Charterer shall remain obliged to pay all amounts specified in Clause 16.2 and, subject to the rights of the Owner to retain from such moneys any amounts due from the Charterer under this Agreement, upon any such payment any relevant moneys held by the Owner as security for such payment shall be returned by the Owner to the Charterer.

16.5
If the Vessel is requisitioned for use or hire during the Hire Period in circumstances not amounting to a Total Loss then, unless and until following such requisition the Vessel becomes a Total Loss, the chartering of the Vessel to the Charterer under this Agreement shall continue in full force and effect for the remainder of the Hire Period and the Charterer shall remain responsible for the due compliance with all its obligations under this Agreement except to the extent that the performance or observance of any maintenance, repair, overhaul or similar obligation by the Charterer shall be prevented or delayed by such requisition, and provided that the Charterer’s obligations for the payment of Charter Hire and other amounts due hereunder shall not be reduced or delayed by such requisition. The Charterer shall be entitled to receive all requisition hire paid in respect to such requisition and the Owner shall pay-back any such requisition hire received by it to the Charterer promptly upon receipt thereof (but less any Taxes imposed in respect of such requisition hire and any costs of remittance thereof).

17	MINIMUM VALUE CLAUSE

17.1
The outstanding Owner’s Cost shall be equal to or lower than 83.3% of the Market Value (based on the valuation(s) provided yearly to) and the Market Value shall be equal to or higher than 120% of Owner’s Cost then outstanding.

17.2	If the minimum value clause is not met, the Charterer shall remedy same by either (and at its option):

(i)	prepay the Amortisation Component of the Charter Hire; or

(ii)	make available to the Owner a cash collateral,

required to restore the aforesaid ratio.

The prepayment of the Amortisation Component of the Charter Hire or provision of the cash collateral as set out above shall be made on next following Payment Date, provided, however, that if the next following Payment Date is less than 30 days after notification of the breach of the minimum value clause, then the payment shall be made no later than on the second Payment Date thereafter. In the event of a prepayment of the Amortisation Component of the Charter Hire, future Charter Hire payments shall be adjusted accordingly pro rata, reflecting the new outstanding Amortisation Component.

If the Market Value, including the value of the cash collateral previously provided by the Charterer exceeds or is equal to 120% of Owner’s Cost, the Owner, after receiving a notice from the Charterer to do so (such notice to include evidence, at the cost of the Charterer, satisfactory to the Owner that the ratio specified in Clause 17.1 has been maintained for a period of 3 months prior to such notice) will release any such cash collateral specified by the Charterer to the extent that the relevant ratio shall continue to be at least the percentage required pursuant to Clause 17.1 at the relevant time following such release.

18	CHARTERER’S EVENTS OF DEFAULT

18.1
The following events and/or circumstances shall constitute a Charterer’s Event of Default and shall entitle the Owner to the measures and remedies set out in Clause 19 (Owner’s Rights Following a Charterer’s Event of Default) unless such event is caused by or arises out of (i) an Owner Event of Default or (ii) any act or omission of the Owner in which case such event shall not constitute a Charterer’s Event of Default:

(a)
the Charterer shall fail (i) to make any payment of Charter Hire within five (5) Business Days after receipt of Owner’s notification that such payment has become due or (ii) to pay any other amount due and payable under this Agreement or any other Relevant Document within fifteen (15) Business Days of its due date; or

(b)	the Charterer fails to obtain and/or maintain the Insurances (in accordance with the requirements of Clause 15 (Insurance); or

(c)	the Charterer or the Guarantor:

(i)
becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person; or

(ii)	fails to comply with any Sanctions.

(d)
the Purchase Price as proceeds derived from the Loan Agreement are made available by the Charterer, the Guarantor or any of their respective Affiliates, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise are, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions; or

(e)
the Charterer or the Guarantor materially failing to comply with any provision of the Relevant Documents to which it is a party (other than those provisions specifically referred to elsewhere in this Clause 18.1), provided that, no Charterer’s Event of Default under this sub-paragraph will occur if the failure to comply is capable of remedy and is remedied within twenty (20) days of the Owner giving notice to the Charterer of such failure; or

(f)
any material representation, warranty or statement made by the Charterer or the Guarantor in this Agreement and/or any other Relevant Document to which they are a party or in any notice, certificate, instrument or document contemplated hereby or thereby or made or delivered or furnished pursuant thereto is untrue, incorrect or misleading in any material respect when made, provided that, no Charterer’s Event of Default under this sub-paragraph will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) days of the Owner giving notice to the Charterer of such failure; or

(g)
any authorisation from any Governmental Authority in favour of the Charterer necessary to enable the Charterer to comply with any provision under any Relevant Document is not granted, expires without being renewed or is withdrawn, cancelled, suspended, revoked or modified so that it would materially and adversely affect the Charterer’s ability to perform its obligations under the Relevant Documents provided that, no Charterer’s Event of Default under this sub-paragraph will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) days of the Owner giving notice to the Charterer of such failure; or

(h)	any of the following occurs in relation to any Financial Indebtedness of the Charterer and where any applicable grace period has expired:

(i)	any such Financial Indebtedness is not paid when due or, if so payable, on demand; or

(ii)	any such Financial Indebtedness becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	any Lien securing any such Financial Indebtedness becomes enforceable,

(iv)
provided that this paragraph (h) only applies in respect of Financial Indebtedness exceeding US$5,000,000 and further provided that, no Charterer’s Event of Default under this sub-paragraph will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) days of the Owner giving notice to the Charterer of such failure; or

(i)	the Charterer:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(j)
a moratorium is declared in respect of any indebtedness of the Charterer or the Guarantor.  If a moratorium occurs, the ending of the moratorium will not remedy any Charterer’s Event of Default caused by that moratorium; or

(k)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Charterer or the Guarantor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Charterer or the Guarantor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Charterer or the Guarantor or any of its assets; or

or any analogous procedure or step is taken in any jurisdiction, provided that this Clause 18.1(k) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of commencement; or

(l)
the authority or ability of any member of the Charterer or the Guarantor to conduct its respective business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Charterer, the Guarantor or any of their respective assets; or

(m)	the Charterer ceases to be a 100% (directly or indirectly) owned Subsidiary of the Guarantor; or

(n)
the Charterer or the Guarantor ceases or, suspends all or substantial part of its business as presently conducted or any Government Entity or other competent authority takes any action with a view to the cessation of such business as presently conducted; or

(o)
the Charterer or the Guarantor repudiates its obligations under a Relevant Document to which it is a party or does or causes or permits to be done any act or thing evidencing an intention to repudiate its obligations under a Relevant Document to which it is a party; or

(p)	the Vessel is the subject of any form of execution, attachment, injunction, sequestration or distress and the same is not released within sixty (60) days of the occurrence thereof; or

(q)	any Lien, exceeding the amount of US$ 5,000,000, in respect of the Vessel becomes enforceable unless such enforcement is caused solely by the Owner or the Lender; or

(r)
there is any “major non-conformity” as defined in the Guidelines issued by the International Chamber of Shipping and the International Shipping Federation on the application of the ISM Code, which is not remedied within thirty (30) Business days; or

(s)	any event or circumstance occurs which has a Material Adverse Effect; or

(t)
any Security Document is breached by the Charterer or ceases to be legal, valid, binding, enforceable or effective due to any act or omission by the Charterer or the Guarantor or the Mortgage ceases to rank prior to, or loses its priority to, other Liens other than Permitted Liens.

19	OWNER’S RIGHTS FOLLOWING A CHARTERER’S EVENT OF DEFAULT

19.1	If a Charterer’s Event of Default occurs, the Owner may:

(a)
at any time after the occurrence of that Charterer’s Event of Default and so long as the same is continuing, by notice to the Charterer terminate the Hire Period on the Termination Date specified in such notice (which Termination Date may be the date of such notice or any later date) and the Hire Period shall terminate on that Termination Date; and/or

(b)
the Owner may exercise any right or remedy which may be available under the Relevant Documents or Applicable Law or proceed by appropriate court or other action to enforce performance by the Charterer of the applicable covenants and provisions of this Agreement or any other Relevant Document or to recover damages for the breach thereof.

19.2
If the Owner terminates the Agreement in accordance with this Clause 19, the Charterer shall have the right to exercise its option to purchase the Vessel within thirty (30) days after the termination in accordance with Clause 21, it being understood and agreed that the Charterer’s exercise of such option shall be construed and considered as a remedy of the relevant termination and no other costs or fees shall be payable by the Charterer.

19.3	If the Charterer does not exercise its option to purchase the Vessel within thirty (30) days after the Owner’s termination, then:

(a)	the Hire Period in respect of the Vessel shall terminate on the date specified in such notice (which shall be the Termination Date), and the Charterer shall:

(i)
at the Charterer’s expense, return the Vessel to the order of the Owner substantially in the same condition and class as that in which she was delivered under this Agreement, fair wear and tear not affecting class excepted, following which, the Owner shall;

(A)
either market the Vessel for sale (with the co-operation of the Charterer, if need be), and within 90 days thereafter, accept the highest bid in net proceeds received for the Vessel. Closing and delivery of the Vessel to new owner and payment in full of the purchase price (the “Sale Price”) shall occur no later than 30 days thereafter; or

(B)	retain the ownership of the Vessel based on a purchase price equal to the Market Value of the Vessel at the Termination Date (the “Retention Price”).

(ii)
The Sale Price or the Retention Price (as the case may be) shall, following payment of the brokerage fee and other documented costs incurred in connection with the sale or retention process described in sub-paragraph (i) above, be applied by the Owner as follows:

FIRSTLY, to the extent that the Owner has not already received the same in full, in or towards payment of the Termination Compensation; and

SECONDLY, to any lawful third party claimants; and

THIRDLY, in payment of any surplus to the Charterer.

(iii)
If the Sale Price or the Retention Price (as the case may be) is not sufficient to cover the Termination Compensation in full, then the Charterer will remain liable and obligated to pay any such shortfall no later than ten (10) Business Days following a written demand from the Owner.

(iv)	All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers’ Master, officers and crew shall be the sole responsibility of the Charterer.

(v)
Notwithstanding the above, the Charterer may at any time until an agreement is reached with a new owner or new charterer (including if the Vessel is to be retained by the Owner) for the sale and purchase or time charter or bareboat charter of the Vessel, pay the Termination Compensation in full upon which the title and ownership of the Vessel shall be transferred to the Charterer. The Termination Compensation shall be paid by the Charterer to an escrow account and provide an irrevocable instruction to the escrow agent to release the Termination Compensation upon Owner transferring the legal title and ownership of the Vessel to the Charterer free and clear of any security or lien, including for the avoidance of doubt the Mortgage, the Assignment of Insurances and any other security provided by the Charterer. Upon payment of the Termination Compensation to an escrow account, the Charterer’s obligation to pay Charter Hire or other fees or costs to the Owner or the Lender (as the case may be) shall immediately cease.

(vi)
“Termination Compensation” shall mean the aggregate of (A) the applicable Purchase Option Price amount less the original Sellers’ Credit amount of US$ 14,800,000 together with default interest at the Overdue Interest accrued from the Termination Date until payment is made in full, (B) any other sums due and payable by the Charterer, but unpaid, under this Agreement, and (C) any Break Cost payable under the Loan incurred due to the Termination Event; and (D) any reasonable and direct costs, if any, incurred by the Owner to take redelivery, repossession, custody, navigation, operation, lay-up, management of the Vessel; and (E) all legal fees and other costs and expenses incurred by reason of the occurrence of the Charterer’s Event of Default or the exercise of the Owner’s remedies with respect thereto.

(vii)
For the avoidance of doubt and notwithstanding anything herein to the contrary, except for the Termination Compensation, the Owner shall not have any right to claim further compensation from the Charterer to recover any other direct or indirect, punitive or consequential, loss or damage to the Owner caused by the termination of this Agreement in accordance with the applicable laws. The Owner will take and will procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Charterer may reasonably require in order to mitigate any claims or losses or damages under this Agreement. Nothing in this Agreement shall be deemed to relieve the Owner or any of their Affiliates of any common law or other duty to mitigate any losses incurred by it.

20	OWNER EVENTS OF TERMINATION AND CHARTERER’S RIGHTS

20.1
Any of the following events shall constitute an Owner Event of Termination unless such event is caused by or arises out of (i) a Charterer’s Event of Default, (ii) any act or omission of the Charterer or the Guarantor in which case such event shall not constitute an Owner Event of Termination:

(a)
the Owner does not comply with any provision of the Relevant Documents to which it is a party (other than those provisions specifically referred to elsewhere in this Clause 20.1), provided that no Owner Event of Termination under this sub-paragraph will occur if the failure to comply is capable of remedy and is remedied within fourteen (14) days of the earlier of:

(i)	the Charterer giving notice of such failure to the Owner; and

(ii)	the Owner becoming aware of the failure to comply; or

(b)
any representation or warranty of the Owner in this Agreement or any other Relevant Document to which it is a party, shall be untrue, inaccurate, incorrect or misleading in each case as of the date when made, deemed made or repeated and such untrue, inaccurate, incorrect or misleading (as the case may be) representation or warranty would have a material adverse effect on the ability of the Owner to perform its obligations under the Relevant Documents to which it is a party or the rights of the Charterer under the Relevant Documents, provided that no Owner Event of Termination under this sub-paragraph will occur if such untrue, inaccurate, incorrect or misleading (as the case may be) representation or warranty is, together with its consequences, capable of being remedied, that representation or warranty shall have been remedied within fourteen (14) days of the earlier of:

(i)	the Charterer giving notice of such misrepresentation or breach of warranty to the Owner; and

(ii)	the Owner becoming aware of the existence of such misrepresentation or breach of warranty; or

(c)	the Owner:

(i)
is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)	applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of it or of all or a substantial part of their assets;

(iii)	makes a general assignment for the benefit of, or a composition or arrangement with, their creditors generally;

(iv)	is adjudicated or declared by any competent authority to be bankrupt or insolvent; or

(v)
files or acquiesces in the filing of, or fails to have dismissed within thirty (30) days after the filing against them in an involuntary case, any petition filed under any Applicable Law relating to bankruptcy, suspension of payments, insolvency, re-organisation, liquidation, winding-up or composition or adjustment of debts; or

(d)	an order, judgment or decree is entered by any court of competent jurisdiction:

(i)	for the liquidation, reorganisation, dissolution, winding up, or composition or readjustment of debts of the Owner; or

(ii)	appointing a trustee, receiver, custodian, liquidator or the like of the Owner, or of all or substantially all of any of their respective properties.

20.2
At any time after the occurrence of any Owner Event of Termination and so long as the same is continuing the obligation of the Charterer to pay Charter Hire shall cease immediately, and the Charterer may:

(a)
proceed by appropriate court action to enforce performance by the Owner of its obligations, covenants or undertakings of this Agreement and the other Relevant Documents and to recover damages for the breach thereof; and/or

(b)
terminate the Hire Period by written notice to the Owner, and the Hire Period shall terminate on the Termination Date specified in such notice. On such Termination Date, the Owner shall transfer title and ownership to the Vessel to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel) in exchange for the Charterer’s payment to the Owner an amount equal to the sum of (i) the Termination Value as of the Termination Date, (ii) any unpaid aggregate Charter Hire in respect of the Vessel due and payable on or prior to the Termination Date and (iii) all other amounts due and payable that remain outstanding and owing by the Charterer to the Owner or any Indemnitee (but not solely in their capacity as indemnitees) under this Agreement or any other Relevant Document.

21	OPTION TO PURCHASE AND EARLY TERMINATION

21.1	Voluntary Option to Purchase

(a)
The Charterer shall have the right to purchase the Vessel at any time after the first Purchase Option Date and throughout the Hire Period on a strictly “as is” basis (physically), exercisable by providing three (3) months’ irrevocable written notice to the Owner (copied to the Lender).

(b)	If such notice is given by the Charterer, the Hire Period shall terminate on payment by the Charterer of:

(i)	the Purchase Option Price less the original Sellers’ Credit amount of US$ 14,800,000 (calculated pro-rata in the event the written notice is given in between Purchase Option Dates);

(ii)	all aggregate Charter Hire then due and payable; and

(iii)	all other amounts then due and payable by the Charterer to the Owner under this Agreement or any other Relevant Document,

and upon receipt by the Owner of all such amounts title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel).

(c)
If such written notice is not given by the Charterer before the date falling one hundred (100) days prior to the final Payment Date (the “Final Purchase Option Notification Date”), or the Charterer elects on or before the Final Purchase Option Notification Date not to exercise its purchase option, the Hire Period shall end on the final Payment Date and the Owner shall be entitled, by written notice to the Charterer at any time after the Final Purchase Option Notification Date to remarket the Vessel for the purpose of:

(i)	selling the Vessel on or after the final Payment Date; and/or

(ii)	transferring the Vessel and its rights for the remainder of the Hire Period,

subject to the terms and conditions of this Agreement, subject to the prior written consent of the Lender (acting on the instructions of all Lenders).

21.2	Early termination as a result of additional payments

(a)
Notwithstanding anything in this Agreement to the contrary, if the Charterer shall become obliged to make additional payments to the Owner under Clause 9.1 (Tax Gross-up), then, and unless, in the case of any additional payment under Clause 9.1 (Tax Gross-up), the Owner shall not waive its right for such payment, the Charterer shall be entitled, by notice to the Owner, to terminate the Hire Period in respect of the Vessel on the date specified in such notice (which shall be the Termination Date), being not earlier than, twenty (20) Business Days after the date of such notice.

(b)
The Charterer shall, on the Termination Date determined in accordance with the foregoing paragraph, pay to the Owner the Termination Value (if the relevant indemnity or additional payment arises under the laws of Japan) or the Stipulated Loss Value (if otherwise) as at the Termination Date, together with all other amounts then due and payable by the Charterer to the Owner under this Agreement or any other Relevant Document, and if the Termination Date is a Payment Date, the aggregate Charter Hire and all other amounts payable on that date.

(c)
At such time as the Owner shall have received the amounts payable by the Charterer in accordance with Clause 21.2(b) in full, the obligation of the Charterer to pay aggregate Charter Hire hereunder after such date shall cease and title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel).

21.3	Early termination as a result of unlawfulness

(a)
Notwithstanding anything in this Agreement to the contrary, if it becomes or is likely to become unlawful or illegal under any Applicable Law or contrary to any consent or regulation for any person to participate, or continue to participate, in the transactions contemplated by the Relevant Documents or for any relevant person to perform a material obligation thereunder; then, upon or at any time after the expiry of any period of consultation required by Clause 21.3 (d) or 21.3 (e) in the circumstances referred to above, either the Owner or the Charterer shall be entitled, by notice to the other, to terminate the Hire Period in respect of the Vessel on the date specified in such notice (which shall be the Termination Date).

(b)
The Charterer shall, on the Termination Date determined in accordance with the foregoing paragraph, pay to the Owner the Termination Value (if the relevant event giving rise to the termination is the illegality under the laws of Japan) or the Stipulated Loss Value (if otherwise) as at the Termination Date, together with all other amounts then due and payable by the Charterer to the Owner under this Agreement or any other Relevant Document, and if the Termination Date is a Payment Date, the aggregate Charter Hire and all other amounts payable on that date.

(c)
At such time as the Owner shall have received the amounts payable by the Charterer in accordance with Clause 21.3(b) in full, the obligation of the Charterer to pay Charter Hire hereunder after such date shall cease and title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel).

(d)
Subject always to the rights of the parties hereto to terminate the Hire Period in respect of the Vessel pursuant to any other provision of this Agreement other than Clause 22 (Transfer of Title to Vessel), if any of the parties hereto becomes aware of any circumstances which will give rise to any unlawfulness or illegality or being contrary to any consent or regulation of the kind referred to in Clause 21.3(a) or if any Relevant Document becomes null and void or invalid or unenforceable in whole or in part, it shall promptly advise the other party of such circumstances and the parties hereto shall (without prejudice to the Charterer’s or the Owner’s obligations under any provision of this Agreement) forthwith negotiate with each other in good faith for a period of sixty (60) days or such shorter period ending not less than seven (7) days prior to the circumstances giving rise to such unlawfulness or illegality becoming effective, such consent or regulation being breached or such Relevant Document becoming null and void or invalid or unenforceable or in either case such shorter period as the parties shall agree (but shall not be obliged to do so thereafter) with a view to making arrangements and restructuring this transaction in such a manner as shall be lawful so as to continue the leasing of the Vessel contemplated hereby and so as to achieve substantially the same results as would have been achieved in the absence of such unlawfulness or illegality, being contrary to any consent or regulation or such Relevant Document becoming null and void or invalid or unenforceable.

(e)
Notwithstanding anything to the contrary, no arrangements or restructuring shall be agreed or implemented under Clause 21.3(d) without the consent of the Owner and unless the Owner shall have received tax and legal opinions and the Charterer shall have reimbursed the Owner for all costs incurred by it (including without limitation reasonable legal counsel and tax counsel fees) in respect thereof, in each case to its satisfaction.

21.4	Survival of Terms

The Charterer’s and the Owner’s rights and obligations under this Clause 21 (Option to Purchase and Early Termination) and under Clauses 4 (Delivery, Acceptance and Title), 5 (Extent of Owner’s Liability), 6 (Charter Hire), 7 (Payments, Interest and Calculations), 8 (Costs and Indemnities), 9 (Taxation), 19 (Owner’s Rights Following a Charterer’s Event of Default), 20(Owner Events of Termination and Charterer’s Rights), 22(Transfer of Title to Vessel) and 23 (Costs and Expenses) shall survive any termination of the Hire Period or any termination of this Agreement or any other Relevant Document.

22	TRANSFER OF TITLE TO VESSEL

22.1
At such time as the Charterer shall have paid all amounts payable by the Charterer in accordance with any of Clauses 16.2, 19, 20.2 (b), 21.1(Voluntary Option to Purchase), 21.2(Early termination as a result of additional payments) or 21.3(Early termination as a result of unlawfulness), the Owner shall procure that all of the right, title and interest of the Owner in and to the Vessel shall be transferred from the Owner to the Charterer, in each case, without recourse or warranty (other than as to the absence of Owner Liens) and without further act, and on an “as-is, where-is” basis, and if requested by the Charterer the Owner shall promptly execute and deliver a bill of sale or bills of sale (as appropriate) in respect of the Vessel and such other documents and instruments as the Charterer shall reasonably request to evidence (on the public record of the Vessel’s Approved flag or the Charterer’s intended new flag or otherwise) such transfer and the vesting of all right, title and interest of the Owner in and to the Vessel in the Charterer, free and clear of any Owner Lien.

22.2
Other than as referred to in this Clause 22.2, the Owner does not make or will make any warranties, guarantees or representations of any kind, express or implied, statutory or otherwise, with regard to the Vessel including, but not limited to, the condition of the Vessel, and the Charterer hereby waives and agrees to, waive all remedies, warranties, representations, guarantees, express or implied arising by law or otherwise, including without limitation any obligation of the Owner with respect to fitness for any purpose, merchantability or consequential damages. The Owner warrants that there shall be vested in the Charterer such title to the Vessel as was transferred to the Owner by the Seller pursuant to the MOA and that the Vessel will (provided that the amounts referred to in Clause 22.1 have been paid in full) be free and clear of all Owner Liens, the Mortgage and any Lien created pursuant to the Mortgage. The Charterer hereby expressly waive all claims in respect of the Vessel, if any, against the Owner under any product liability law or similar law, statute or in equity, of any jurisdiction.

22.3
All costs, charges, stamp duties, taxes, legal fees and other costs and expenses whatsoever associated with delivery of, and the transfer of title to the Vessel, including, without limitation, any registration or any release of any Security Document as a result, shall be borne by the Charterer.

23	COSTS AND EXPENSES

23.1
Each of the Owner and the Charterer shall bear the costs and expenses they incur in connection with the negotiation, preparation and execution of this Agreement and the other Relevant Documents, provided, however, that Charterer accepts to cover legal fees and other costs and expenses incurred by Owner and/or the Lender, limited to an amount of USD 100,000 and actual disbursements.

23.2
In addition to coverage of costs as set out in Clause 23.1 above and all other sums payable by the Charterer hereunder or the Relevant Documents, the Charterer shall also pay to the Owner a handling cost of USD 106,500 (that is the amount equal to 0.5% of the initial Owner’s Cost).

23.3
The Charterer shall upon the Owner’s first written demand pay all costs and expenses (including, but not limited to legal fees and disbursements of counsel to the Owner) following the occurrence of a Charterer’s Event of Default.

24	NOTICES

24.1	Every notice, request, demand or other communication under this Agreement shall:

(a)	be in writing delivered personally or by prepaid letter (airmail if international or courier) or electronic mail;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement:

(i)	in the case of a letter, when delivered personally; and

(ii)	in the case of electronic mail, when actually received (or made available) in readable form, whichever shall first occur;

(c)	be sent:

(i)	in the case of any notice, request, demand or other communication to the Owner to:

Tokyo Sanno Law Office

25th Floor, Ark Hills Segokuyama Mori Tower, Roppongi 1-chome, 9-10, Tokyo, Japan 106-0032
E-mail:
yandn@gol.com/yamashita@tokyosanno.com/a.yamaguchi@harukalegal.com/kudo@tokyosanno.com/fujii@harukalegal.com
Attention:          Nobuto Yamaguchi/Daiki Yamashita/Ayako Yamaguchi/Norihiro Kudo/Yuta Fujii

(ii)	in the case of any notice, request, demand or other communication to the Charterer, to:

SEANERGY MARITIME HOLDINGS CORP.,
c/o 154 Vouliagmenis Avenue,
16674, Glyfada, Athens, Greece
E-mail: finance@seanergy.gr & legal@seanergy.gr
Tel: +30 213 0181520
Attention: Mr. Stavros Gyftakis

or, in each case, to such other address or facsimile number as is notified by one party to the other by five (5) Business Days prior notice in writing under this Agreement.

(d)	Copies of every such notice, request, demand or other communication shall be sent simultaneously to:

The Chugoku Bank, Ltd
1-15-20, Marunouchi, Kita-ku, Okayama, Japan
Email: matsuwaka_hiroshi@chugin.co.jp
Attention: Hiroshi Matsuwaka

and

Fearnleys Japan, Ltd.
3-12-1, Kyobashi, Chuo-ku, Tokyo, Japan 104-0031
Email: a.hiro@feranleys.com
Attention: Hiroyuki Anji

24.2
All demands, documents, notices, communications, evidence, reports, opinions and other documents (other than those set forth in item 1(a) of Part B of Schedule 1 (List of Documents and Evidence)) given or to be given under this Agreement, unless made in the English language, shall be accompanied by an English translation for each copy of the foregoing so given; provided that the English version or translation of all such documents, notices, communications, evidences, reports, opinions and other documents shall prevail in the event of any conflict with the non-English version thereof.

25	ASSIGNMENT

Save in accordance with the provisions of this Agreement and the other Relevant Documents, neither party to this Agreement may assign or otherwise transfer any of its rights under this Agreement or under any of the other Relevant Documents without the prior written consent of the other.

26	SELLER’S CREDIT

The Memorandum of Agreement dated February 25, 2022 (the “MOA”) has been concluded between the Owner (in the MOA, the Owner is referred to as the “Buyers”) and the Seller (as the “Sellers”) for the sale and purchase of the Vessel. The purchase price of the Vessel under the MOA is USD 36,100,000 of which USD 21,300,000 is the net purchase price and USD 14,800,000 is granted by way of a non-interest bearing seller’s credit by the Seller to the Buyers (the “Sellers’ Credit”), such Seller’s Credit being set-off against the Purchase Option Price which are based on the gross purchase price payable by the Charterer. The Parties further agree that if for any reason whatsoever, the Sellers’ Credit deed becomes (or have the similar effect of becoming) invalid, unenforceable or illegal to maintain, so that the Owner shall be exempt from the obligation to pay the Sellers’ Credit or any parts thereof under the deed, contract, at law or in equity, the Purchase Option Price will immediately be reduced by an amount equal to the original Sellers’ Credit amount of US$ 14,800,000.

a)	The terms of the Seller’s Credit are further regulated in a seller’s credit deed entered into between the Seller, the Charterer and the Buyer.

27	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

28	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

29	ENFORCEMENT

(a)
The Owner and the Charterer irrevocably agree that any dispute, controversy, difference, claim, suit, action or proceeding which may arise out of or in connection with this Agreement (including a dispute regarding the existence, validity, interpretation, performance, breach or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement and/or any of the other Relevant Documents to which the Owner and the Charterer are parties and, for such purposes, shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

(b)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

(c)
The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

(d)
In cases where neither the claim nor any counterclaim exceeds the sum of US$200,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at  the time when the arbitration proceedings are commenced.

30	MISCELLANEOUS

30.1
The Owner and the Charterer each agrees to keep the terms and conditions of this Agreement and the other Relevant Documents confidential and not to disclose such terms and conditions to any person other than:

(a)
the Lender, any person to (or through) whom a Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Relevant Documents or which succeeds (or which may potentially succeed) the Lender  and its respective Affiliates and their respective legal and other professional advisers (including, without limitation, insurance brokers, insurers and underwriters, legal counsel and auditors);

(b)	any Relevant Authority or Government Entity or other person to whom any such person is required by Applicable Law or to whom it is customary in any dealing to disclose such information;

(c)
as considered by the Owner, the Charterer or any such person aforesaid to be reasonably necessary for the purposes of any legal or arbitral proceedings or to protect, preserve or enforce its rights under any Relevant Document;

(d)	as required by Applicable Law;

(e)	to any taxation or fiscal authority;

(f)	if such disclosure is necessary or advisable for the purpose of obtaining any consent of, or exemption from, any governmental or public body or authority or any relevant stock exchange;

(g)	to the auditors, accountants, legal advisors of the Charterers or the Guarantor;

(h)
as otherwise may be required by the laws of regulations applicable to the Charterer or the Guarantor, including but not limited to any stock exchange and/or Securities and Exchange Commission laws and regulations;

(i)	if the information in question is already in the public domain other than as a result of a breach of this Agreement; or

(j)	with the prior written consent of the other party.

30.2	The terms and conditions of this Agreement shall not be varied otherwise than by an instrument in writing executed by or on behalf of the Owner and the Charterer.

30.3
No failure or delay on the part of the Owner or the Charterer in exercising any right, power or remedy under this Agreement or any Relevant Document shall operate as a waiver thereof nor shall any single or partial exercise by the Owner or the Charterer of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

30.4
Any provision hereof prohibited by or unlawful or unenforceable under any Applicable Law actually applied by any court of competent jurisdiction shall (to the extent required by such law) be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where however the provisions of any such Applicable Law may be waived, they are hereby waived by the parties to the full extent permitted by such law, to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

30.5	Subject to any applicable grace period contained in Clause 18.1 (a) the time for payment of all sums payable by the Charterer hereunder shall be of the essence of this Agreement.

30.6
Each of the Owner and the Charterer undertakes to and agrees with the other that it will not seek to vary or amend, or consent to the variation or amendment of any Relevant Document to which one but not the other is a party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed in the case of any variation or amendment which does not prejudice the position of the other.

30.7
The rights and remedies of the Owner and the Charterer provided in this Agreement and the other Relevant Documents are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

30.8
Any person which is an Indemnitee or a Tax Indemnitee from time to time and is not a party to this Agreement shall be entitled to enforce such terms of this Agreement as provide for the obligations of the Charterer to such Indemnitee or Tax Indemnitee, as the case may be, in each case, subject to the provisions of Clauses 28 (Governing Law) and 29 and the Third Parties Act.  The Third Parties Act applies to this Agreement as set out in this Clause 30.8.  Save as provided above, a person who is not a party to this Agreement has no right to use the Third Parties Act to enforce any term of this Agreement and, subject to the other provisions of the other Relevant Documents, the parties to this Agreement do not require the consent of any third party (including, without limitation, any Indemnitee or Tax Indemnitee who is not a party to this Agreement) to amend or rescind this Agreement at any time.

30.9
Until one (1) year and one (1) day after all present and future obligations and liabilities (whether actual or contingent) of the Owner to the Charterer under or in connection with the this Agreement have been unconditionally and irrevocably paid and discharged in full to the Charterer, the Charterer shall not file an application for any bankruptcy proceedings (hasan tetsuzuki), civil rehabilitation proceedings (minji saisei tetsuzuki), special conciliation proceedings (tokutei chotei tetsuzuki), dissolution, or any other Insolvency Proceedings (whether under Japanese law or not) with respect to the Owner’s assets, and the Charterer hereby waives the right to file such application.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed the day and year first above written.

SCHEDULE 1

LIST OF DOCUMENTS AND EVIDENCE

PART A

Section 1

The Owner having received prior to the Delivery Date:

(a)
a copy, certified as a true, correct and up-to-date copy by a duly authorised officer, director or secretary (as appropriate), of the constitutional documents of each of the Charterer and the Guarantor (including a copy of the certificate of good standing in respect of the Guarantor dated not earlier than three (3) months);

(b)	a copy, certified as a true copy by a duly authorised director or secretary, of the resolutions of the board of directors of each of the Charterer and the Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under, or in connection with, the Relevant Documents to which it is a party;

(c)
a copy of a certificate from a duly authorised officer, director or secretary (as appropriate) of each of the Charterer and the Guarantor setting out the names of its directors and officers and the specimen signature of each person authorised by the resolutions referred to in paragraph (b) above;

(d)
if applicable, a copy, certified as a correct and complete copy by a duly authorised officer, director or secretary (as appropriate), of the power of attorney, appointing one or more attorneys to act on their behalf (each an “Authorised Representative”) of each of the Charterer and the Guarantor under which any Relevant Documents are to be executed or transactions undertaken;

(e)
a copy of each of the Relevant Documents, together with copies of all notices and acknowledgements (if any) required in connection therewith, duly executed by each of the parties thereto other than the Owner;

(f)	a copy of a certificate from a duly authorised director or secretary of the Charterer certifying that:

(i)	no Charterer’s Event of Default is continuing; and

(ii)	the Vessel exists and is free from any Liens (other than Permitted Liens);

(g)
a copy of a certificate from a duly authorised director or secretary of each of the Charterer and the Guarantor certifying that no corporate action has been taken by it, nor have any steps been taken or legal proceedings been initiated or threatened against it for its winding-up, dissolution, administration or reorganisation or for the appointment of a receive, administrator, administrative receiver trustee or similar officer by it or any or all of its assets or revenues which would cause an material adverse change in its financial condition;

(h)
a copy of certificate from a duly authorised officer, director or secretary (as appropriate) of each of the Charterer and the Guarantor certifying that each copy document relating to it specified in this Section 1 A of Schedule 1 (List of Documents and Evidence) is correct, complete and in full force and effect as at the date thereof.

(i)
a copy, certified as a true copy by a duly authorised officer, director or secretary (as appropriate) of each of the Charterer and the Guarantor, of all consents, Licenses, licences and approvals (if any) required by it to authorise, or required by it to in connection with, the execution, delivery, validity, enforceability and admissibility in evidence of the Relevant Documents to which it is a party and the performance by it of its obligations under the Relevant Documents to which it is a party;

(j)
a copy of a certificate signed by a duly authorised director or secretary of the Charterer certifying that (i) the Vessel exists, is in good working order and free from any Security (other than Permitted Security) and (ii) no casualty has occurred

(k)	a copy of the valuation of the Vessel dated not earlier than seventy five (75) days prior to the Delivery Date under the MOA; and

(l)
For the avoidance of doubt, any Relevant Documents requiring the signature of the Charterer and/or the Guarantor may be signed by an Authorised Representative of the Charterer and/or Guarantor as the case may be.

Section 2

The Owner having received on the Delivery Date:

(a)	evidence that the insurances required to be maintained pursuant to Clause 15 (Insurance) are in place and that all requirements in this Agreement in respect of insurances have been complied with;

(b)	a copy of the commercial invoice for the Vessel issued by the Seller in favour of the Owner in relation to the payment of the Purchase Price under the MOA;

(c)	copy of the executed Bill of Sale;

(d)	a copy of the following classification and trading certificates relating to the Vessel:

(i)	certificate of class issued by the Classification Society, free of any overdue recommendations and conditions;

(ii)	Document of Compliance under the ISM Code issued in the name of the Approved Manager operating the Vessel;

(iii)
Safety Management Certificate issued under the ISM Code, together with any other details of the applicable Safety Management System which the Owner requires and any other documents required under the ISM Code in relation to the Vessel;

(iv)	International Ship Security (ISS) Certificate issued under the ISPS Code and any other documents required under the ISPS Code in relation to the Vessel;

(v)	International Air Pollution Prevention Certificate pursuant to Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;

(vi)	International Load Line Certificate;

(vii)	International Tonnage Certificate;

(viii)	Safety Construction Certificate;

(ix)	Safety Equipment Certificate; and

(x)	Safety Radio Certificate.

PART B

The Charterer having received prior to the Delivery Date:

(a)	a copy, certified as a true, correct and up-to-date copy by a duly authorised officer, director or secretary (as appropriate), of the constitutional documents of the Owner;

(b)	a copy, certified as a true copy by a duly authorised director or secretary, of, the resolutions of the board of directors of the Owner:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under, or in connection with, the Relevant Documents to which it is a party;

(c)
a copy of a certificate from a duly authorised officer, director or secretary (as appropriate) of each the Owner setting out the names of its directors and officers and the specimen signature of each person authorised by the resolutions referred to in paragraph (b) above;

(d)
if applicable, a copy, certified as a correct and complete copy by a duly authorised officer, director or secretary (as appropriate), of the power of attorney, appointing one or more attorneys to act on its behalf of the Owner under which any Relevant Documents are to be executed or transactions undertaken; and

(e)	a copy of each of the Relevant Documents to which the Charterer is a party, duly executed by each of the parties thereto other than the Charterer.

PART C

The Owner shall receive:

a)
simultaneously with the delivery of the Vessel to the Charterer at Delivery, a copy of the Charter Protocol of Delivery and Acceptance, duly executed and delivered by the Charterer or its Authorised Representative;

b)
on the Delivery Date, a copy of the transcript of registry in respect of the Vessel issued by the Marshall Islands Shipping Registry, evidencing that the Vessel is registered in the name of the Owner and showing the particulars of the Vessel;

c)	within five (5) Business Days following the date of Delivery, a letter of undertaking from each insurance broker and/or Insurer satisfying the requirements of the Assignment of Insurance;

d)
within thirty (30) Business Days following the date of Delivery (or such later date as the Owner may in its discretion agree on request of the Charterer), originals of each Relevant Document to which the Charterer is a party, executed by the Charterer (to the extent not yet delivered to the Owner pursuant to Part A and Part B of this Schedule 1);

e)
within thirty (30) days following the Delivery Date, evidence satisfactory to it that all reports, registrations, recordings in connection with the transactions contemplated by the Relevant Documents were properly submitted and filed and all other actions which are necessary to be taken in connection therewith with the Approved Flag and the Republic of Marshall Islands or any other relevant jurisdiction.

SCHEDULE 2

FORM OF CHARTER PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE
UNDER BAREBOAT CHARTERPARTY DATED as of
25th February, 2022

Date: 9th March 2022
Time:[           ] Tokyo time
Place:[                           ]

ARTEMIS LEASE 01 LIMITED with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the “Owner”) hereby delivers to PARTNER MARINE CO. of Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands (the “Charterer”) the Marshall Islands flagged M.V. “PARTNERSHIP” with IMO no. 9597848 (the “Vessel”) and the Charterer hereby accepts delivery of the Vessel on the date and at the time and place referred to in this Protocol pursuant to the terms and conditions of the Bareboat Charter Agreement dated as of 25th February 2022 (the “Bareboat Charter Agreement”) made between (1) the Owner as owner and (2) the Charterer as bareboat charterer.

This protocol of delivery and acceptance is the “Charter Protocol of Delivery and Acceptance” set out in Schedule 2 of the Bareboat Charter Agreement.

This protocol of delivery and acceptance and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

For and on behalf of ARTEMIS LEASE 01 LIMITED Name: Title: Director	For and on behalf of PARTNER MARINE CO. Name: Title:

SCHEDULE 3
TERMINATION VALUE

Payment Date	Termination Value
2022/03/07	$21,300,000.00
2022/06/07	$20,709,000.00
2022/09/07	$20,118,000.00
2022/12/07	$19,527,000.00
2023/03/07	$18,936,000.00
2023/06/07	$18,345,000.00
2023/09/07	$17,754,000.00
2023/12/07	$17,163,000.00
2024/03/07	$16,572,000.00
2024/06/07	$15,981,000.00
2024/09/07	$15,390,000.00
2024/12/07	$14,799,000.00
2025/03/07	$14,208,000.00
2025/06/07	$13,617,000.00
2025/09/07	$13,026,000.00
2025/12/07	$12,435,000.00
2026/03/07	$11,844,000.00
2026/06/07	$11,253,000.00
2026/09/07	$10,662,000.00
2026/12/07	$10,071,000.00
2027/03/07	$9,480,000.00
2027/06/07	$8,889,000.00
2027/09/07	$8,298,000.00
2027/12/07	$7,707,000.00
2028/03/07	$7,116,000.00
2028/06/07	$6,525,000.00
2028/09/07	$5,934,000.00
2028/12/07	$5,343,000.00
2029/03/07	$4,752,000.00
2029/06/07	$4,161,000.00
2029/09/07	$3,570,000.00
2029/12/07	$2,979,000.00
2030/03/07	$2,388,000.00

SCHEDULE 4

STIPULATED LOSS VALUE

Payment Date	Termination Value
2022/03/07	$23,430,000.00
2022/06/07	$22,779,900.00
2022/09/07	$22,129,800.00
2022/12/07	$21,479,700.00
2023/03/07	$20,829,600.00
2023/06/07	$20,179,500.00
2023/09/07	$19,529,400.00
2023/12/07	$18,879,300.00
2024/03/07	$18,229,200.00
2024/06/07	$17,579,100.00
2024/09/07	$16,929,000.00
2024/12/07	$16,278,900.00
2025/03/07	$15,628,800.00
2025/06/07	$14,978,700.00
2025/09/07	$14,328,600.00
2025/12/07	$13,678,500.00
2026/03/07	$13,028,400.00
2026/06/07	$12,378,300.00
2026/09/07	$11,728,200.00
2026/12/07	$11,078,100.00
2027/03/07	$10,428,000.00
2027/06/07	$9,777,900.00
2027/09/07	$9,127,800.00
2027/12/07	$8,477,700.00
2028/03/07	$7,827,600.00
2028/06/07	$7,177,500.00
2028/09/07	$6,527,400.00
2028/12/07	$5,877,300.00
2029/03/07	$5,227,200.00
2029/06/07	$4,577,100.00
2029/09/07	$3,927,000.00
2029/12/07	$3,276,900.00
2030/03/07	$2,626,800.00

SCHEDULE 5

FORM OF ACKNOWLEDGEMENT AND CONSENT

To:  THE CHUGOKU BANK, LTD. (the “Assignee”)

ARTEMIS LEASE 01 LIMITED

ACKNOWLEDGMENT AND CONSENT

Date: [  ] 　　  , 2022

1.
We, PARTNER MARINE CO., without prejudice to our rights under the BBC and to the extent that our position as bareboat charterers according to the terms of the BBC shall not be prejudiced and must be hereby reserved expressly, hereby acknowledge receipt of the attached notice of assignment (the “Notice”) and agree to the terms of the Notice.

2.	We further hereby irrevocably agree with the Assignee:

(1)
Provided that an Owner Event of Termination (as defined in the BBC) which is capable of being remedied occurs, the Bareboat Charterer shall, prior to terminating the BBC, give the Assignee 14 days to remedy such default (such remedy period to run in parallel with the Owner’s right to remedy such default), upon which:

a) the Assignee may by written notice (“Take-Over Notice”) to the Bareboat Charterer, assume all rights and obligations of the Assignor as “Owner” under the BBC or

b) any nominee of the Assignee may, subject the Bareboat Charterer’s prior written confirmation, which shall not be unreasonably withheld (it being understood that such nominee, which cannot be one of our competitors, must have (i) the legal capacity, (ii) technical competence and (iii) financial capability to fulfil the requirements of the “Owner” under the BBC), by a Take-Over Notice to the Bareboat Charterer, assume all rights and obligations of the Assignor as “Owner” under the BBC, in each case provided that the same is subject to the Assignee or its nominee having entered into any and all required documents and taken all actions necessary to assume and give effect to the same (including but not limited to any documents required for the registration of the Vessel under the name of the Assignee or its nominee).

(2)
We further also hereby confirm that following an Event of Default (as defined in the Facility Agreement) occurs under the facility agreement dated 7th March, 2022 (the “Facility Agreement”) between the Assignee as lender and the Assignor as borrower, the Assignee or the Assignee’s nominee may also (without obligation to do so) take over the position of the Assignor in and under the said BBC pursuant to the same terms and conditions as mentioned above under (1).

(3)
Upon and subject to fulfillment of Clause 2(1) above by the Assignee or its nominee, the position of the Assignor, including all its right, title, interest, benefit and obligations, in and under the BBC shall be forthwith and automatically transferred and assigned to the Assignee (without execution by any party of any novation agreement or other document) and the said BBC shall thereafter be binding upon the Assignee (or the Assignee’s nominee) as disponent owner and us as bareboat charterer.

3.
This Acknowledgment and Consent is governed by the laws of England, and disputes shall be referred to arbitration in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. Clause 29 of the BBC shall apply mutatis mutandis.

PARTNER MARINE CO.

By
Name:
Title:

ACKNOWLEDGEMENT AND CONSENT

Date: [             ] [  ], 2022

To:          THE CHUGOKU BANK, LTD. (the “Assignee”)

ARTEMIS LEASE 01 LIMITED (the “Assignor”)

We, SEANERGY MARITIME HOLDINGS CORP. of the Republic of the Marshall Islands hereby accept and acknowledge receipt of the attached notice of assignment (the “Notice”) and the copy of assignment attached thereto (the “Assignment”), and hereby agree to the terms of the Notice.

1.
In the event that the Assignor’s position in the BBC shall be transferred to the Assignee as prescribed in the Acknowledgement and Consent dated even date herewith executed by the Assignor in the Assignee’s favor, the position of the Assignor in the BBC Guarantee shall also be automatically transferred to the Assignee or its nominee.

2.	We hereby consent and agree to be bound by and to comply with the terms of the Notice.

3.
This Acknowledgment and Consent is governed by the laws of England, and disputes shall be referred to arbitration in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. Clause 29 of the BBC shall apply mutatis mutandis.

For and on behalf of
SEANERGY MARITIME HOLDINGS CORP.

Name:
Title:

SCHEDULE 6

AMORTIZATION COMPONENT

	Date	Initial	Payment	Outstanding
	2022/03/07	$21,300,000.00	$0.00	$21,300,000.00
1	2022/06/07	$21,300,000.00	$576,000.00	$20,724,000.00
2	2022/09/07	$20,724,000.00	$576,000.00	$20,148,000.00
3	2022/12/07	$20,148,000.00	$576,000.00	$19,572,000.00
4	2023/03/07	$19,572,000.00	$576,000.00	$18,996,000.00
5	2023/06/07	$18,996,000.00	$579,000.00	$18,417,000.00
6	2023/09/07	$18,417,000.00	$579,000.00	$17,838,000.00
7	2023/12/07	$17,838,000.00	$579,000.00	$17,259,000.00
8	2024/03/07	$17,259,000.00	$579,000.00	$16,680,000.00
9	2024/06/07	$16,680,000.00	$585,000.00	$16,095,000.00
10	2024/09/07	$16,095,000.00	$585,000.00	$15,510,000.00
11	2024/12/07	$15,510,000.00	$585,000.00	$14,925,000.00
12	2025/03/07	$14,925,000.00	$585,000.00	$14,340,000.00
13	2025/06/07	$14,340,000.00	$591,000.00	$13,749,000.00
14	2025/09/07	$13,749,000.00	$591,000.00	$13,158,000.00
15	2025/12/07	$13,158,000.00	$591,000.00	$12,567,000.00
16	2026/03/07	$12,567,000.00	$591,000.00	$11,976,000.00
17	2026/06/07	$11,976,000.00	$591,000.00	$11,385,000.00
18	2026/09/07	$11,385,000.00	$591,000.00	$10,794,000.00
19	2026/12/07	$10,794,000.00	$591,000.00	$10,203,000.00
20	2027/03/07	$10,203,000.00	$591,000.00	$9,612,000.00
21	2027/06/07	$9,612,000.00	$597,000.00	$9,015,000.00
22	2027/09/07	$9,015,000.00	$597,000.00	$8,418,000.00
23	2027/12/07	$8,418,000.00	$597,000.00	$7,821,000.00
24	2028/03/07	$7,821,000.00	$597,000.00	$7,224,000.00
25	2028/06/07	$7,224,000.00	$603,000.00	$6,621,000.00
26	2028/09/07	$6,621,000.00	$603,000.00	$6,018,000.00
27	2028/12/07	$6,018,000.00	$603,000.00	$5,415,000.00
28	2029/03/07	$5,415,000.00	$603,000.00	$4,812,000.00
29	2029/06/07	$4,812,000.00	$606,000.00	$4,206,000.00
30	2029/09/07	$4,206,000.00	$606,000.00	$3,600,000.00
31	2029/12/07	$3,600,000.00	$606,000.00	$2,994,000.00
32	2030/03/07	$2,994,000.00	$606,000.00	$2,388,000.00

Execution Page

Owner

ARTEMIS LEASE 01 LIMITED

/s/ Nobuto Yamaguchi

By:
Name: Nobuto Yamaguchi
Title: Director

Charterer
PARTNER MARINE CO.

/s/ Stavros Gyftakis

By:
Name: Stavros Gyftakis
Title: Director